As filed with the Securities and Exchange Commission on September 27, 2001
Registration No. 333-59374

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 5

TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LEAR CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	13-3386776
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

and subsidiary guarantors:

Lear Operations Corporation

Lear Corporation Automotive Holdings
Lear Corporation EEDS and Interiors
Lear Seating Holdings Corp. #50
(Exact name of registrants as specified in their respective charters)

Delaware	38-3265872
Delaware	11-2462850
Delaware	38-2446360
Delaware	38-2929055
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2531

(Primary Standard Industrial Classification Code Number)

21557 Telegraph Road Southfield, MI 48086-5008 (248) 447-1500 (Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)	Joseph F. McCarthy, Esq.
Lear Corporation
21557 Telegraph Road
Southfield, MI 48086-5008
(248) 447-1500
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

John L. MacCarthy
Daniel A. Ninivaggi
Winston & Strawn
200 Park Avenue
New York, NY 10166
(212) 294-6700

     Approximate Date of Commencement of Proposed Sale to Public: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Lear may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 27, 2001

PROSPECTUS

EXCHANGE OFFER
FOR
ALL OUTSTANDING
8 1/8% SENIOR NOTES DUE 2008
OF
LEAR CORPORATION
AND
RELATED SUBSIDIARY GUARANTEES
THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
NEW YORK CITY TIME, ON                , 2001, UNLESS EXTENDED

Terms of the Exchange Offer

•	Lear is offering to exchange up to €250,000,000 aggregate principal amount of its 8 1/8% Series B Senior Notes due 2008, which have been registered under the Securities Act of 1933, for a like principal amount of its original unregistered 8 1/8% Senior Notes due 2008.

•	The exchange notes, like the original notes, will be senior unsecured obligations of Lear. Lear’s obligations under the original notes are, and its obligations under the exchange notes will be, fully and unconditionally guaranteed on a senior unsecured basis by several of Lear’s wholly-owned subsidiaries that guarantee Lear’s obligations under its primary credit facilities.

•	The terms of the exchange securities are identical in all respects to the terms of the original securities for which they are being exchanged, except that the registration rights and related liquidated damages provisions, and the transfer restrictions applicable to the original securities are not applicable to the exchange securities.

•	Subject to the satisfaction or waiver of specified conditions, Lear will exchange the applicable exchange securities for all original securities that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tenders of original securities at any time prior to the expiration of the exchange offer.

•	Lear will not receive any proceeds from the exchange offer.

      See “Risk Factors,” beginning on page 8, for a discussion of certain factors that should be considered before tendering your original securities in the exchange.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This Prospectus is dated             , 2001.

Prospectus Summary
Risk Factors
Forward-Looking Statements
Use of Proceeds
The Exchange Offer
Description of Other Material Indebtedness
Description of Exchange Securities
Selected Consolidated Financial Data
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Business
United States Federal Income Tax Considerations
Plan of Distribution
General Listing Information
Where You Can Find More Information
Legal Matters
Experts
Amendment No. 5 to S-4
Consent of Arthur Andersen LLP
Consent of Deloitte and Touche LLP

Incorporation of Documents By Reference

       This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede the information in this prospectus. Accordingly, we incorporate by reference the following documents filed by us:

1.	Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

2.	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001;

3.	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001;

4.	Current Report on Form 8-K dated September 25, 2001, and filed with the Securities and Exchange Commission on September 27, 2001;

5.	Current Report on Form 8-K dated August 16, 2001, and filed with the Securities and Exchange Commission on August 24, 2001;

6.	Current Report on Form 8-K dated June 4, 2001, and filed with the Securities and Exchange Commission on June 6, 2001;

7.	Current Report on Form 8-K/A dated September 1, 1998, and filed with the Securities and Exchange Commission on November 17, 1998; and

8.	Current Report on Form 8-K/A dated September 1, 1998, and filed with the Securities and Exchange Commission on October 19, 1999.

      In addition, all reports and other documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act on or after the date of this prospectus shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date of the filing of such reports and documents. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated in this prospectus by reference shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      You may obtain, without charge, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to those documents that are not specifically incorporated by reference into those documents, by writing or telephoning Lear Corporation, 21557 Telegraph Road, P.O. Box 5008, Southfield, Michigan 48086-5008, Attention: Investor Relations (248) 447-1684. To ensure timely delivery, please make your request as soon as practicable and, in any event, no later than five business days prior to the expiration of the exchange offer.

(i)

(ii)

Prospectus Summary

       This summary highlights selected information from this prospectus. This summary includes a summary of what we believe are the material terms of the exchange offer and the exchange securities. We urge you to carefully read and review the entire prospectus and the other documents to which it refers to fully understand the terms of the exchange securities and exchange offer. When we use the terms “Lear”, “we”, “us”, and “our”, unless otherwise indicated or the context otherwise requires, we are referring to Lear Corporation and its consolidated subsidiaries.

Lear

General

      We are the fifth largest automotive supplier in the world. We are:

•	the leading supplier of automotive interior systems in the estimated $60 billion global automotive interior market;

•	the third largest supplier in the estimated $20 billion global automotive electrical distribution systems market;

•	the largest supplier in the estimated $27 billion global seat systems market; and

•	in North America, we are one of the two largest suppliers in each of the other principal automotive interior markets (door panels, headliners, flooring and acoustic systems), except the instrument panels market in which we are the sixth largest supplier.

      Our ability to integrate electronics and electrical distribution systems into all five automotive interior systems provides us the opportunity to manufacture and supply fully integrated automotive interior modules to our customers globally. As of June 30, 2001, we employed approximately 33,000 people in the United States and Canada, 35,000 in Mexico, 30,000 in Europe and 13,000 in other regions of the world and operated 332 manufacturing, advanced technology, product engineering and administration facilities.

Strategy

      Our principal objectives are to expand our position as the leading supplier of automotive interior systems in the world and continue to capitalize on integration opportunities resulting from our electrical distribution system capabilities. Our strategy is to capitalize on three significant trends in the automotive industry:

•	the increasing emphasis on the automotive interior by automotive manufacturers as they seek to differentiate their vehicles in the marketplace;

•	the increasing demand for fully-integrated modular assemblies, such as cockpits, overhead and door panel modules; and

•	the consolidation and globalization of the supply base of automotive manufacturers.

      These trends are rooted in the competitive pressures on automotive manufacturers to improve quality at a lower cost and reduce time to market, capital needs, labor costs, overhead and inventory. These trends have resulted in automotive manufacturers outsourcing complete modules of the interior as well as complete automotive interiors. Recently, we have received a number of business awards to design, engineer, manufacture, deliver and, in some cases, install complete interior modules as well as complete automotive interiors. We believe that the criteria for selection of automotive interior suppliers is not only cost, quality and responsiveness but increasingly includes worldwide presence and certain full-service capabilities.

      Elements of our strategy include:

•	Enhance strong relationships with our customers;

•	Capitalize on module and integration opportunities;

•	Leverage electronic capabilities;

•	Continue global expansion;

•	Invest in product technology and design capability; and

•	Increase use of “Just-in-Time” facility network.

      Our principal executive offices are located at 21557 Telegraph Road, Southfield, Michigan 48086-5008. Our telephone number at that location is (248) 447-1500.

Summary of the Terms of the Exchange Offer

General	On March 20, 2001, Lear completed a private offering of the original securities, which consisted of €250,000,000 aggregate principal amount of its 8 1/8% Senior Notes due 2008. In connection with the private offering, Lear entered into a registration rights agreement in which it agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the original securities.

The Exchange Offer	Lear is offering to exchange up to €250,000,000 aggregate principal amount of its 8 1/8% Series B Senior Notes due 2008, which have been registered under the Securities Act, for a like aggregate principal amount of its original unregistered 8 1/8% Senior Notes due 2008.

Original securities may be tendered only in €1,000 increments. Subject to the satisfaction or waiver of specified conditions, Lear will exchange the applicable exchange securities for all original securities that are validly tendered and not withdrawn prior to the expiration of the exchange offer. Lear will cause the exchange to be effected promptly after the expiration of the exchange offer.

Resales	Based on interpretations by the staff of the Securities and Exchange Commission, Lear believes that exchange securities issued in the exchange offer may be offered for resale, resold, or otherwise transferred by you, without compliance with the registration and prospectus delivery requirements of the Securities Act, if:

• you acquire the exchange securities in the ordinary course of your business;

• you are not engaging in and do not intend to engage in a distribution of the exchange securities;

• you do not have an arrangement or understanding with any person to participate in a distribution of the exchange securities; and

• you are not an affiliate of Lear within the meaning of Rule 405 under the Securities Act.

If you are an affiliate of Lear, or are engaging in or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange securities:

• you cannot rely on the applicable interpretations of the staff of the Securities and Exchange Commission; and

• you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

If you are a broker or dealer seeking to receive exchange securities for your own account in exchange for original securities that you acquired as a result of market-making or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any offer to resell, resale, or other transfer of the exchange securities that you receive in the exchange offer.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on
, 2001, unless extended by Lear. Although it is not required to do so, Lear reserves the right to extend the expiration date of the exchange offer to any date on or before , 2001.

Withdrawal	You may withdraw the tender of your original securities at any time prior to the expiration of the exchange offer. Lear will return to you any of your original securities that are not accepted for exchange for any reason, without expense to you, promptly after the expiration or termination of the exchange offer.

Interest on the Exchange Securities and the Original Securities	Each exchange note will accrue interest from the date of the completion of the exchange offer. Accrued and unpaid interest on the original notes exchanged in the exchange offer will be paid on the first interest payment date for the exchange notes to the holders on the relevant record date of the exchange notes issued in respect of the original notes being exchanged. Interest on the original notes being exchanged in the exchange offer shall cease to accrue on the date of the completion of the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions. Lear may assert or waive these conditions in its sole discretion. See “The Exchange Offer — Conditions to the Exchange Offer.”

Exchange Agent	The Bank of New York is serving as exchange agent for the exchange offer.

Procedures for Tendering Original Securities	Any holder of original securities that wishes to tender original securities must cause the following to be transmitted to and received by the exchange agent no later than 5:00 p.m., New York City time, on the expiration date:

• The certificates representing the tendered original securities or, in the case of a book-entry tender, a confirmation of the book-entry transfer of the tendered original securities into the exchange agent’s account at Euroclear or Clearstream, Luxembourg, as book-entry transfer facility;

• A properly completed and duly executed letter of transmittal in the form accompanying this prospectus or, at the option of the tendering holder in the case of a book-entry tender, an agent’s message in lieu of such letter of transmittal; and

• Any other documents required by the letter of transmittal.

The exchange offer does not allow for guaranteed delivery.

Special Procedures for Beneficial Owners	If you are the beneficial owner of original securities that are registered in the name of your broker, dealer, commercial bank, trust company, or other nominee, and you wish to participate in the exchange offer, you should promptly contact the person through which you beneficially own your original securities and instruct that person to tender original securities on your behalf. See “The Exchange Offer — Procedures for Tendering.”

Representations of Tendering Holders	By tendering original securities pursuant to the exchange offer, each holder will make the representations to Lear described in “The Exchange Offer — Procedures for Tendering.”

Acceptance of Original Securities and Delivery of Exchange Securities	Subject to the satisfaction or waiver of the conditions to the exchange offer, Lear will accept for exchange any and all original securities that are properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. Lear will cause the exchange to be effected promptly after the expiration of the exchange offer.

U.S. Federal Income Tax Considerations	The exchange of original securities for exchange securities pursuant to the exchange offer generally will not be a taxable event for U.S. federal income tax purposes. See “United States Federal Income Tax Considerations.”

Use of Proceeds	Lear will not receive any proceeds from the issuance of exchange securities pursuant to the exchange offer. Lear will pay all expenses incident to the exchange offer.

Consequences of Exchanging or Failure to Exchange Original Securities

Pursuant to the Exchange Offer

Holders that are not Broker-Dealers	Generally, if you are not an “affiliate” of Lear within the meaning of Rule 405 under the Securities Act, upon the exchange of your original securities for exchange securities pursuant to the exchange offer, you will be able to offer your exchange securities for resale, resell your exchange securities and otherwise transfer your exchange securities without compliance with the registration and prospectus delivery provisions of the Securities Act.

This is true so long as you have acquired the exchange securities in the ordinary course of your business, you have no arrangement with any person to participate in a distribution of the exchange securities and neither you nor any other person is engaging in or intends to engage in a distribution of the exchange securities.

Holders that are Broker-Dealers	A broker-dealer who acquired original securities directly from us cannot exchange those original securities in the exchange offer.

Otherwise, each broker-dealer that receives exchange securities for its own account in exchange for original securities must acknowledge that it will deliver a prospectus in connection with any resale of the exchange securities. You should read “Plan of

Distribution” for a more detailed discussion of these requirements.

Failure to Exchange	Upon consummation of the exchange offer, holders that were not prohibited from participating in the exchange offer and did not tender their original securities will not have any registration rights under the registration rights agreement with respect to such nontendered original securities. Accordingly, nontendered original securities will continue to be subject to the significant restrictions on transfer described in the legend on them. We do not intend to register the original securities under the Securities Act.

Summary of the Terms of the Exchange Securities

       The exchange securities will evidence the same debt as the original securities for which they are being exchanged. The exchange securities and the original securities will be governed by the same indenture. Except where the context requires otherwise, references in this prospectus to “notes,” or “securities” are references to both original notes and exchange notes or both original securities and exchange securities, as the case may be.

Issuer	Lear Corporation.

Securities Offered	€250,000,000 principal amount of 8 1/8% Series B Senior Notes due 2008.

Maturity Date	April 1, 2008.

Interest Payment Dates	April 1 and October 1 of each year, commencing October 1, 2001.

Ranking	The exchange notes will be senior unsecured obligations and will rank equal in right of payment with all of Lear’s existing and future unsubordinated unsecured indebtedness. Indebtedness under our primary credit facilities is secured by the pledge of all or a portion of the capital stock of certain of our subsidiaries. The exchange notes will not have the benefit of such pledges. In addition, the exchange notes will effectively rank junior in right of payment behind our other current and future secured debt to the extent of the value of the assets securing such debt. The exchange notes will also effectively rank junior in right of payment to all obligations of our subsidiaries which do not guarantee the exchange notes with respect to the assets of those subsidiaries. As of June 30, 2001, we and the guarantors of the exchange notes had $691.0 million of secured indebtedness, including $636.9 million of indebtedness under our primary credit facilities. In addition, as of such date, the total obligations of our subsidiaries which will not be guarantors of the exchange notes were $2.44 billion.

Guarantees	The exchange notes will be guaranteed on a senior unsecured basis by each of our subsidiaries that guarantee our primary credit facilities. In the event that any such subsidiary ceases to be a guarantor under our primary credit facilities, such subsidiary will be released as a guarantor of the exchange notes.

Optional Redemption	At any time we may redeem the exchange notes, in whole or in part, at a redemption price of 100% of their principal amount plus the applicable make whole premium and any accrued and unpaid interest to the redemption date.

Certain Covenants	The indenture governing the exchange securities contains covenants that limit our ability and the ability of our restricted subsidiaries to create liens and engage in sale and lease-back transactions. The indenture also limits our ability to engage in mergers and consolidations or to transfer all or substantially all of our assets. See “Description of Exchange Securities — Certain Covenants.”

Risk Factors

       Prospective participants in the exchange offer should consider carefully all of the information contained in this prospectus in connection with the exchange offer. The risk factors set forth below, with the exception of the last risk factor, are generally applicable to the original notes as well as the exchange notes. Participants in the exchange offer should note that in addition to harming our operating results and/or making it more difficult for us to make payments under the exchange notes, the risks described below may also result in a lower market value for the exchange notes.

We have a substantial amount of debt, which may harm our financial condition, require us to use a significant portion of our cash flow to satisfy our debt obligations and prevent us from making payments under the exchange notes.

      We have debt that is greater than our stockholders’ equity and a significant portion of our cash flow from operations will be used to satisfy our debt obligations. For the year ended December 31, 2000, our consolidated interest expense was $316.2 million, of which approximately $146.0 million related to indebtedness that will be effectively senior to the exchange notes. Our primary credit facilities provide for scheduled term loan repayments of $50 million in the last six months of 2001, $125 million in 2002, $150 million in 2003 and $75 million in 2004 and bear interest as described in “Description of Other Material Indebtedness — Primary Credit Facilities.” Therefore, a downturn in our business could limit our ability to make payments under the exchange notes. The following chart sets forth certain important information regarding our capitalization and, except as otherwise indicated, is presented as of June 30, 2001:

	(in millions,
	except for ratios)

Total indebtedness	$2,573.0

Stockholders’ equity	$1,597.6

Total capitalization	$4,170.6

Debt to total capitalization	61.7%

Ratio of earnings to fixed charges (for year ended December 31, 2000)	2.4	x

Ratio of earnings to fixed charges (six months ended June 30, 2001)	1.7	x

      Our indebtedness could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to payments on our other indebtedness;

•	limit our ability to obtain other financing to fund future working capital, acquisitions, capital expenditures, research and development costs and other general corporate requirements;

•	limit our ability to take advantage of business opportunities as a result of various restrictive covenants in our indebtedness; and

•	place us at a competitive disadvantage compared to our main competitors that have less debt.

Because a significant portion of our borrowings bear interest at variable rates, an increase in interest rates would reduce our profitability and make it more difficult for us to make payments under the exchange notes.

      Since a significant portion of our borrowings are at variable rates of interest, we will be vulnerable to increases in interest rates, which would reduce our profitability and make it more difficult for us to make payments under the exchange notes. See “Description of Exchange Securities” and “Description of Other Material Indebtedness.”

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could increase the risks described above. Secured indebtedness and borrowings by subsidiaries that are not guarantors will be effectively senior to the exchange notes.

      We and our subsidiaries may be able to incur additional indebtedness in the future. The indenture governing the original notes and the exchange notes does not restrict our ability to incur indebtedness. As of June 30, 2001, we had additional unused borrowing availability under our primary credit facilities of $1.9 billion, and significant additional borrowing availability under other working capital and revolving credit facilities. If new debt is added to our current debt levels, an even greater portion of our cash flow will be needed to satisfy our debt service obligations. As a result, we would be more vulnerable to general adverse economic and industry conditions and the other risks associated with high levels of indebtedness described above. These risks could limit our ability to make payments under the exchange notes.

      The exchange notes are unsecured and therefore will be effectively subordinated to any existing or future secured indebtedness to the extent of the value of the assets securing such indebtedness. In addition, the exchange notes will be effectively subordinated to the obligations of any of our subsidiaries that are not guarantors of the exchange notes with respect to the assets of those subsidiaries. As of June 30, 2001, we and the guarantors of the exchange notes had $691.0 million of secured indebtedness outstanding, including $636.9 million of indebtedness under our primary credit facilities. In addition, as of June 30, 2001, the total obligations of our subsidiaries which are not guarantors of the exchange notes were $2.44 billion. See “Selected Consolidated Financial Data,” “Description of Other Material Indebtedness — Primary Credit Facilities,” and “Description of Exchange Securities.”

A court may void the guarantees of the exchange notes or subordinate the guarantees to other obligations of the subsidiary guarantors, which would make it less likely that payments will be made under the exchange notes.

      Although standards may vary depending on the applicable law, generally under U.S. federal bankruptcy law and comparable provisions of state fraudulent transfer laws, if a court were to find that, among other things, at the time any guarantor of the notes incurred the debt evidenced by its guarantee of the notes, such guarantor:

      either:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged or about to engage in a business or transaction for which that guarantor’s remaining assets constituted unreasonably small capital;

•	was a defendant in an action for money damages, or had a judgment for money damages docketed against it, if in either case, after a final judgment, the judgment were unsatisfied; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature;

      and

•	that guarantor received less than reasonably equivalent value or fair consideration for the incurrence of such debt; or

•	incurred such debt or made related distributions or payments with the intent of hindering, delaying or defrauding creditors,

there is a risk that the guarantee of that guarantor could be voided by such court, or claims by holders of the notes under that guarantee could be subordinated to other debts of that guarantor. In addition, any payment by that guarantor pursuant to its guarantee could be required to be returned to that guarantor, or to a fund for the benefit of the creditors of that guarantor.

      The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding. Generally, however, a guarantor of the notes would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the saleable value of all of its assets at a fair valuation; or

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We will depend upon cash from our subsidiaries and, therefore, if we do not receive dividends or other distributions from our subsidiaries, we may not be able to make payments on the exchange notes.

      A substantial portion of our revenue and operating income is generated by our subsidiaries. Accordingly, we will be dependent on the earnings and cash flow of, and dividends and distributions or advances from, our subsidiaries to provide the funds necessary to meet our debt service obligations, including the payment of principal and interest on the exchange notes. If we do not receive dividends or other distributions from our subsidiaries, we may not be able to make payments on the exchange notes. Our obligations under the exchange notes will be, and our obligations under our primary credit facilities and other senior notes are, guaranteed by certain of our domestic subsidiaries. See “Description of Other Indebtedness” and “Description of Exchange Securities — Guarantees.”

A decline in automotive sales would reduce our sales and could harm our profitability and make it more difficult for us to make payments under the exchange notes.

      Our operations are directly related to automotive vehicle production. Automotive sales and production are cyclical and can be affected by the strength of a country’s general economy. In addition, automotive sales and production can be affected by labor relations issues, regulatory requirements, trade agreements and other factors. A decline in automotive sales and production could result in a decline in our business and profitability and, accordingly, make it more difficult for us to make payments under the exchange notes. The general slowdown in the North American automotive industry, which began in the second half of 2000, has had, and we believe will continue to have, a negative impact on our sales, net income and other results of operations. In recent months, automotive production in several European markets has also declined. Ford, one of our largest customers, recently announced reductions in its production schedule for the second half of 2001 due partially to deteriorating economic conditions in most of its major markets. Many of our other customers may be exposed to similar market conditions. In addition, the terrorist attacks in the United States on September 11, 2001 may result in a further decline in production volumes for the remainder of 2001. These recent developments will have a negative impact on our operating results.

The loss in business from a major customer or the discontinuation of a particular automobile model could reduce our sales and harm our profitability, thereby making it more difficult for us to make payments under the exchange notes.

      General Motors and Ford and their respective affiliates, the two largest automotive manufacturers in the world, together accounted for approximately 60% of our net sales in 2000. A loss of significant business from General Motors or Ford could be harmful to our business and our profitability, thereby making it more difficult for us to make payments under the exchange notes. Although we have purchase orders from many of our customers, these purchase orders generally provide for the supply of a customer’s annual requirements for a particular model or assembly plant, renewable on a year-to-year basis, rather than for the purchase of a specific quantity of products. The loss of business with respect to a significant automobile model could have a material adverse effect on our business and profitability.

      There is substantial and continuing pressure from automotive manufacturers to reduce costs, including costs associated with outside suppliers such as us. We cannot assure you that we will be able to improve or maintain our profitability in light of these substantial and continuing pressures.

Our substantial international operations make us vulnerable to risks associated with doing business in foreign countries. These risks may harm our profitability, thereby making it more difficult for us to make payments under the exchange notes.

      As a result of our business strategy, which includes plans for continued global expansion of operations, a significant portion of our revenues and expenses are denominated in currencies other than U.S. dollars. In addition, we have manufacturing and distribution facilities in many foreign countries. International operations are subject to certain risks inherent in doing business abroad, including:

•	exposure to local economic conditions;

•	expropriation and nationalization;

•	currency exchange rate fluctuations and currency controls;

•	withholding and other taxes on remittances and other payments by subsidiaries;

•	investment restrictions or requirements; and

•	export and import restrictions.

      The likelihood of such occurrences and their potential effect on us vary from country to country and are unpredictable but may have a material adverse effect on our business and our profitability, which would make it more difficult for us to make payments under the exchange notes.

A significant labor dispute involving us or one or more of our major customers could materially reduce our sales and harm our profitability, thereby making it more difficult for us to make payments under the exchange notes.

      Approximately 80% of our employees, and a substantial number of the employees of most of our customers, are members of industrial trade unions and are employed under the terms of collective bargaining agreements. Virtually all of our unionized facilities in the United States and Canada have a separate agreement with the union that represents the workers at such facilities, with each such agreement having an expiration date that is independent of other collective bargaining agreements. Collective bargaining agreements covering approximately one-third of our unionized work force of approximately 90,000 employees are scheduled to expire in each of 2001 and 2002. A labor dispute involving us or any of our major customers, or the inability by us or any of our major customers to negotiate an extension of a collective bargaining agreement covering a large number of employees upon its expiration, could materially reduce our sales and harm our profitability, thereby making it more difficult for us to make payments under the exchange notes. Work stoppages at one of our major customers most recently negatively impacted our financial performance in 1998. During that year, work stoppages at General Motors adversely impacted earnings by approximately $.35 per share. Significant increases in labor costs as a result of the renegotiation of collective bargaining agreements could adversely impact our business and profitability.

You cannot be sure that an active trading market will develop for the exchange securities, which could make it more difficult for holders of the exchange securities to sell their exchange securities and/or result in a lower price at which holders would be able to sell their exchange securities.

      There is currently no established trading market for the exchange securities, and there can be no assurance as to the liquidity of any markets that may develop for the exchange securities, the ability of the holders of the exchange securities to sell their exchange securities or the price at which such holders would be able to sell their exchange securities. If such a market were to exist, the exchange securities could trade at prices that may be lower than the initial market values thereof depending on many factors, including prevailing interest rates and our business performance. The original securities are listed on the Luxembourg Stock Exchange. We will apply for the listing of the exchange securities on the Luxembourg Stock Exchange. We do not intend to apply for the listing of the original securities or the exchange securities on any exchange in the United States. Several of the initial purchasers in the private offering of the original securities have advised us that they currently make a market in the original securities, as permitted by applicable laws and regulations, and that they intend to make a market in the exchange securities. However, the initial purchasers are not obligated to do so, and any market making with respect to the exchange securities may be discontinued at any time without notice. In addition, such market making activity may be limited during the pendency of the exchange offer or the effectiveness of a shelf registration statement in lieu thereof. If you wish to contact an initial purchaser regarding market making activity, you may call the trading desk at Schroder Salomon Smith Barney at (011) 44-20-7986-9140.

Forward-Looking Statements

       This prospectus and the documents incorporated in this prospectus by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We typically use words such as “anticipate”, “believe”, “plan”, “expect”, “intend”, “will”, “may” and similar expressions to identify forward-looking statements. You are cautioned that actual results could differ materially from those anticipated in forward-looking statements. Any forward-looking statements, including statements regarding the intent, belief or current expectations of Lear or its management, are not guarantees of future performance and involve risks, uncertainties and assumptions about us and the industry in which we operate, including, among other things:

•	general economic conditions in the markets in which we operate;

•	fluctuations in worldwide or regional automotive and light truck production;

•	financial or market declines of our customers;

•	labor disputes involving us or our significant customers;

•	changes in practices and/or policies of our significant customers toward outsourcing automotive components and systems;

•	our success in achieving cost reductions that offset or exceed customer-mandated selling price reductions;

•	liabilities arising from legal proceedings to which we are or may become a party or claims against us or our products;

•	increases in our warranty costs;

•	fluctuations in currency exchange rates;

•	changes in technology and technological risks;

•	raw material shortages;

•	other risks detailed from time to time in our Securities and Exchange Commission filings (including those incorporated by reference herein); and

•	those items identified in “Risk Factors.”

      All forward-looking statements included in or incorporated by reference in this prospectus are based on information available to us on the date of this prospectus. Following the period during which this prospectus is required to be delivered, we do not intend to update or revise any forward-looking statements that we may make in this prospectus or other documents, reports, filings or press releases, whether as a result of new information, future events or otherwise.

Use of Proceeds

       The exchange offer is intended to satisfy Lear’s obligations under the registration rights agreement that Lear entered into in connection with the private offering of the original securities. Lear will not receive any cash proceeds from the issuance of the exchange securities. The original securities that are surrendered in exchange for the exchange securities will be retired and canceled and cannot be reissued. As a result, the issuance of the exchange securities will not result in any increase or decrease in Lear’s indebtedness.

      We used the net proceeds received from the original securities to reduce outstanding indebtedness under our amended and restated revolving credit facility and for general corporate purposes. Our amended and restated revolving credit facility bore interest at a weighted average rate of 5.7% as of March 19, 2001.

The Exchange Offer

Introduction

      Lear hereby offers to exchange its 8 1/8% Series B Senior Notes due 2008, which have been registered under the Securities Act, for a like principal amount of its original unregistered 8 1/8% Senior Notes due 2008. The exchange offer is subject to terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Holders may tender some or all of their original securities pursuant to the exchange offer. However, original securities tendered in the exchange offer must be in denominations of €1,000 or any integral multiple of €1,000.

      As of the date of this prospectus, €250,000,000 aggregate principal amount of the original unregistered 8 1/8% Senior Notes due 2008 are outstanding. This prospectus, together with the letter of transmittal, is first being sent to holders of original securities on or about             , 2001.

Terms of the Exchange Offer

      On the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, Lear will accept for exchange pursuant to the exchange offer original securities that are validly tendered and not withdrawn prior to the expiration date. As used in this prospectus, the term “expiration date” means 5:00 p.m., New York City time, on             , 2001. However, if Lear, in its sole discretion, extends the period of time for which the exchange offer is open, the term “expiration date” will mean the latest time and date to which Lear shall have extended the expiration of the exchange offer.

      The exchange offer is subject to the conditions set forth in “— Conditions to the Exchange Offer.” Lear reserves the right, but will not be obligated, to waive any or all of the conditions to the exchange offer.

      Lear reserves the right, at any time or from time to time, to extend the period of time during which the exchange offer is open by giving written notice of such extension to the exchange agent and by making a public announcement of such extension. There can be no assurance that Lear will exercise its right to extend the exchange offer, and in no event does Lear intend to extend the exchange offer beyond              , 2001. During any extension period, all original securities previously tendered will remain subject to the exchange offer and may be accepted for exchange by Lear. Assuming the prior satisfaction or waiver of the conditions to the exchange offer, Lear will accept for exchange, and exchange, promptly after the expiration date, in accordance with the terms of the exchange offer, all original securities validly tendered pursuant to the exchange offer and not withdrawn prior to the expiration date. Any original securities not accepted by Lear for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

      Lear reserves the right, at any time or from time to time, to:

(1) terminate the exchange offer, and not to accept for exchange any original securities not previously accepted for exchange, upon the occurrence of any of the events set forth in “— Conditions to the Exchange Offer,” by giving written notice of such termination to the exchange agent, and

(2) waive any conditions or otherwise amend the exchange offer in any respect, by giving written notice to the exchange agent.

      An extension, termination, or amendment of the exchange offer will be followed as promptly as practicable by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which Lear may choose to make any public announcement, Lear will have no obligation to make or communicate any such announcement otherwise than by issuing a press release to a daily newspaper of general circulation in Luxembourg, if required by the Luxembourg Stock Exchange or applicable law, and a newspaper of general circulation in The City of New York and London or as otherwise may be required by law.

      Holders of original securities do not have any appraisal or dissenters’ rights under the General Corporation Law of the State of Delaware, the indenture, or the supplemental indenture in connection with the exchange offer. Lear intends to conduct the exchange offer in accordance with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations of the Securities and Exchange Commission promulgated under those Acts.

Procedures for Tendering

      Except as set forth below, any holder of original securities that wishes to tender original securities must cause the following to be transmitted to and received by The Bank of New York, the exchange agent, at the address set forth below under “— Exchange Agent” no later than 5:00 p.m., New York City time, on the expiration date:

•	The certificates representing the tendered original securities or, in the case of a book-entry tender as described below, a confirmation of the book-entry transfer of the tendered original securities into the exchange agent’s account at Euroclear or Clearstream, Luxembourg, as the case may be, as book-entry transfer facilities;

•	A properly completed and duly executed letter of transmittal in the form accompanying this prospectus or, at the option of the tendering holder in the case of a book-entry tender, an agent’s message in lieu of such letter of transmittal; and

•	Any other documents required by the letter of transmittal.

      The method of delivery of original securities, letters of transmittal, and all other required documents is at your election and risk. If the delivery is by mail, Lear recommends that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or certificates representing original securities to Lear.

      Any beneficial owner of original securities that are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee who wishes to participate in the exchange offer should promptly contact the person through which it beneficially owns such original securities and instruct that person to tender original securities on behalf of such beneficial owner.

      Any registered holder of original securities that is a participant in Euroclear’s or Clearstream, Luxembourg’s Book-Entry Transfer Facility system may tender original securities by book-entry delivery by causing Euroclear or Clearstream, Luxembourg to transfer the original securities into the exchange agent’s account at Euroclear or Clearstream, Luxembourg in accordance with Euroclear’s or Clearstream, Luxembourg’s procedures for such transfer. However, a properly completed and duly executed letter of transmittal in the form accompanying this prospectus or an agent’s message, and any other required documents, must nonetheless be transmitted to and received by the exchange agent at the address set forth below under “— Exchange Agent” prior to the expiration date. Delivery of documents to Euroclear or Clearstream, Luxembourg in accordance with its respective procedures do not constitute delivery to the exchange agent. Euroclear and Clearstream, Luxembourg are collectively referred to as the “book-entry transfer facilities” and, individually as a “book-entry transfer facility”.

      The term “agent’s message” means a message transmitted by a book-entry transfer facility to, and received by, the exchange agent and forming a part of a confirmation of the book-entry tender of original securities into the exchange agent’s account which states that the book-entry transfer facility has received an express acknowledgment from each participant tendering through such book-entry transfer facility’s automated Tender Offer Program, or ATOP, that the participant has received and agrees to be bound by, and makes the representations and warranties contained in, the letter of transmittal and that Lear may enforce the letter of transmittal against the participant.

      Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the original securities surrendered for exchange are tendered:

•	by a registered holder of the original securities who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

      In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be made by a firm that is an eligible institution — including most banks, savings and loan associations, and brokerage houses — that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, or the Stock Exchanges Medallion Program.

      If the letter of transmittal is signed by a person or persons other than the registered holder or holders of the original securities, the letter of transmittal must be accompanied by a written instrument or instruments of transfer or exchange in a form satisfactory to Lear, in its sole discretion, and duly executed by the registered holder or holders with the signature guaranteed by an eligible institution. Certificates representing the original securities must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders appear on the certificates representing the original securities.

      If the letter of transmittal or any certificates representing original securities, instruments of transfer or exchange, or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, the persons should so indicate when signing, and, unless waived by Lear, proper evidence satisfactory to Lear of their authority to so act must be submitted.

      By tendering original securities pursuant to the exchange offer, each holder will represent to Lear that, among other things:

•	the holder has full power and authority to tender, sell, assign, transfer, and exchange the original securities tendered;

•	when such original securities are accepted by Lear for exchange, Lear will acquire good and unencumbered title to the original securities, free and clear of all liens, restrictions, charges, encumbrances, and adverse claims;

•	the exchange securities acquired pursuant to the exchange offer are being acquired in the ordinary course of business of the person receiving the exchange securities, whether or not the person is the holder of the original securities;

•	neither the holder nor any such other person is engaging in or intends to engage in a distribution of the exchange securities;

•	neither the holder nor any such other person has an arrangement or understanding with any person to participate in a distribution of the exchange securities; and

•	neither the holder nor any such other person is an affiliate of Lear, or if either is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act.

      In addition, each broker-dealer that is to receive exchange securities for its own account in exchange for original securities must represent that such original securities were acquired by such broker-dealer as a result of market-making activities or other trading activities, and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange securities. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

      Lear will interpret the terms and conditions of the exchange offer, including the letter of transmittal and the instructions to the letter of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt, and acceptance of original securities tendered for exchange. Lear’s determinations in this regard will be final and binding on all parties. Lear reserves the absolute right to reject any and all tenders of any particular original securities not properly tendered or to not accept any particular original securities if the acceptance might, in Lear’s or its counsel’s judgment, be unlawful. Lear also reserves the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular original securities either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender original securities in the exchange offer.

      Unless waived, any defects or irregularities in connection with tenders of original securities for exchange must be cured within such reasonable period of time as Lear determines. Neither Lear, the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of original securities for exchange, nor will any of them incur any liability for any failure to give notification. Any original securities received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, promptly after the expiration date.

Acceptance of Original Securities for Exchange; Delivery of Exchange Securities

      Upon satisfaction or waiver of all of the conditions to the exchange offer, Lear will accept, promptly after the expiration date, all original securities that have been validly tendered and not withdrawn, and will issue the applicable exchange securities in exchange for such original securities promptly after its acceptance of such original securities. See “— Conditions to the Exchange Offer” below.

      For purposes of the exchange offer, Lear will be deemed to have accepted validly tendered original securities for exchange when, as, and if Lear has given written notice of such acceptance to the exchange agent.

      For each original note accepted for exchange, the holder of the original note will receive an exchange note having a principal amount equal to that of the surrendered original note. The exchange notes will accrue interest from the date of completion of the exchange offer. Holders of original notes that are accepted for exchange will receive accrued and unpaid interest on such original notes to, but not including, the date of completion of the exchange offer. Such interest will be paid on the first interest payment date for the exchange notes and will be paid to the holders on the relevant record date of the exchange notes issued in respect of the original notes being exchanged. Interest on the original notes being exchanged in the exchange offer will cease to accrue on the date of completion of the exchange offer.

      In all cases, issuance of exchange securities for original securities that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of:

•	the certificates representing the original securities, or a timely confirmation of book-entry transfer of the original securities into the exchange agent’s account at the applicable book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal, or, in the case of a book-entry tender, an agent’s message; and

•	all other required documents.

      If any tendered original securities are not accepted for any reason or if original securities are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged original securities will be returned without expense to the tendering holder of the original securities or, if the original securities were tendered by book-entry transfer, the non-exchanged original securities will be credited to an account maintained with the applicable book-entry transfer facility. In either case, the return of such original securities will be effected promptly after the expiration or termination of the exchange offer.

Book-Entry Transfer

      The exchange agent has advised Lear that it will establish an account with respect to the original securities at Euroclear and Clearstream, Luxembourg as book-entry transfer facilities, for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of original securities by causing the book-entry transfer facility to transfer the original securities into the exchange agent’s account at the facility in accordance with the facility’s procedures for transfer. However, although delivery of original securities may be effected through book-entry transfer at the facility, a properly completed and duly executed letter of transmittal or an agent’s message, and any other required documents, must nonetheless be transmitted to, and received by, the exchange agent at the address set forth below under “— Exchange Agent” prior to the expiration date.

Withdrawal Rights

      You may withdraw tenders of original securities at any time prior to 5:00 p.m., New York City time, on the expiration date. Withdrawals may be made of any portion of such original securities in integral multiples of €1,000 principal amount.

      For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at the address or, in the case of eligible institutions, at the facsimile number, set forth below under “— Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

•	specify the name of the person who tendered the original securities to be withdrawn;

•	identify the original securities to be withdrawn, including the certificate number or numbers and principal amount of the original securities;

•	contain a statement that the holder is withdrawing his election to have the original securities exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the original securities were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the registrar with respect to the original securities (i.e., the trustee) register the transfer of such original securities in the name of the person withdrawing the tender; and

•	specify the name in which such original securities are registered, if different from that of the person who tendered the original securities.

      If original securities have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the applicable book-entry transfer facility to be credited with the withdrawn original securities and otherwise comply with the procedures of the facility. All questions as to the validity, form, and eligibility, including time of receipt, of notices of withdrawal will be determined by Lear, whose determination will be final and binding on all parties. Any original securities so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Properly withdrawn original securities may be retendered by following the procedures described under “— Procedures for Tendering” above at any time prior to 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

      Lear need not exchange any original securities, may terminate the exchange offer or may waive any conditions to the exchange offer or amend the exchange offer, if any of the following conditions have occurred:

•	the Securities and Exchange Commission’s staff no longer allows the exchange securities to be offered for resale, resold and otherwise transferred by certain holders without compliance with the registration and prospectus delivery provisions of the Securities Act;

•	a government body passes any law, statute, rule or regulation which, in Lear’s opinion, prohibits or prevents the exchange offer; or

•	the Securities and Exchange Commission or any state securities authority issues a stop order suspending the effectiveness of the registration statement or initiates or threatens to initiate a proceeding to suspend the effectiveness of the registration statement.

      If Lear reasonably believes that any of the above conditions has occurred, it may (1) terminate the exchange offer, whether or not any original securities have been accepted for exchange, (2) waive any condition to the exchange offer or (3) amend the terms of the exchange offer in any respect. Lear’s failure at any time to exercise any of these rights will not waive such rights, and each right will be deemed an ongoing right which may be asserted at any time or from time to time.

Exchange Agent

      The Bank of New York has been appointed as the exchange agent for the exchange offer. The Bank of New York also acts as trustee under the indenture. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

DELIVERY TO: THE BANK OF NEW YORK, EXCHANGE AGENT

By Hand or Overnight Delivery: The Bank of New York Lower Ground Floor 30 Cannon Street London EC4M 6XH Attention: Carol Richardson	Facsimile Transmissions:
(Eligible Institutions Only)
011 44 207 964-6369 or
011 44 207 964-7294
Confirm by Telephone:
011 44 207 964-7235
For Information Call:
011 44 207 964-7235 or
011 44 207 964-7284 or
(212) 815-8387	By Registered or Certified Mail: The Bank of New York Lower Ground Floor 30 Cannon Street London EC4M 6XH Attention: Carol Richardson

      If you deliver the letter of transmittal to an address other than as set forth above or transmit instructions via facsimile other than as set forth above, such delivery or instructions will not be effective.

Fees and Expenses

      Lear will not make any payment to brokers, dealers, or others for soliciting acceptances of the exchange offer. Lear will pay the estimated cash expenses to be incurred in connection with the exchange offer. Lear estimates these expenses, excluding the registration fee paid to the Securities and Exchange Commission, will be approximately $500,000.

Accounting Treatment

      Lear will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. Lear will amortize the expense of the exchange offer over the term of the exchange securities under generally accepted accounting principles.

Transfer Taxes

      Holders who tender their original securities for exchange will not be obligated to pay any related transfer taxes, except that holders who instruct Lear to register exchange securities in the name of, or request that original securities not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer taxes on such transfer.

Restrictions on Transfer of Original Securities

      The original securities were originally issued in a transaction exempt from registration under the Securities Act, and may be offered, sold, pledged, or otherwise transferred only:

•	in the United States to a person whom the seller reasonably believes is a qualified institutional buyer, as defined in Rule 144A under the Securities Act;

•	outside the United States in an offshore transaction in accordance with Rule 904 under the Securities Act;

•	pursuant to an exemption from registration under the Securities Act provided by Rule 144, if available; or

•	pursuant to an effective registration statement under the Securities Act.

      The offer, sale, pledge, or other transfer of original securities must also be made in accordance with any applicable securities laws of any state of the United States, and the seller must notify any purchaser of the original securities of the restrictions on transfer described above. Holders of original securities who do not exchange their original securities for exchange securities pursuant to the exchange offer will continue to be subject to the restrictions on transfer of such original securities. Lear does not currently anticipate that it will register original securities under the Securities Act. See “Risk Factors — If you fail to exchange your original securities for exchange securities you will no longer have any registration rights with respect to your original securities.”

Transferability of Exchange Securities

      Based on interpretations by the staff of the Securities and Exchange Commission, as set forth in no-action letters issued to third parties, Lear believes that exchange securities issued pursuant to the exchange offer may be offered for resale, resold, or otherwise transferred by holders that are not affiliates of Lear within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act if such exchange securities are acquired in the ordinary course of such holders’ business and such holders do not engage in, and have no arrangement or understanding with any person to participate in, a distribution of such exchange securities. However, the Securities and Exchange Commission has not considered the exchange offer in the context of a no-action letter. Lear cannot assure that the staff of the Securities and Exchange Commission would make a similar determination with respect to the exchange offer. If any holder of original securities is an affiliate of Lear or is engaged in or intends to engage in, or has any arrangement or understanding with any person to participate in a distribution of the exchange securities to be acquired pursuant to the exchange offer, such holder:

•	cannot rely on the interpretations of the staff of the Securities and Exchange Commission set forth in the no-action letters referred to above; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the original securities or the exchange securities.

      Each broker-dealer that is to receive exchange securities for its own account in exchange for original securities must represent that such original securities were acquired by such broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus in connection with any resale of the exchange securities. In addition, to comply with the securities laws of certain jurisdictions, if applicable, the exchange securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification, with which there has been compliance, is available. See “Plan of Distribution.”

Description of Other Material Indebtedness

Primary Credit Facilities

      The following is a summary of the material provisions of our primary credit facilities. For further information regarding the terms and provisions of our primary credit facilities, including the definitions of terms that are not defined in this prospectus, please refer to the agreements relating to our primary credit facilities which have been filed as exhibits to the Registration Statement of which this prospectus is a part.

      Amended and Restated Revolving Credit Facility. Our second amended and restated revolving credit facility currently provides for:

•	borrowings in a principal amount of up to $1.7 billion outstanding at any one time;

•	swing line loans in a maximum aggregate amount of $150 million, the commitment for which is part of the aggregate amended and restated revolving credit facility commitment;

•	letters of credit in an aggregate face amount of up to $250 million, the commitment for which is part of the aggregate amended and restated revolving credit facility commitment; and

•	multicurrency borrowings in a maximum aggregate amount of up to $500 million, the commitment for which is part of the aggregate amended and restated revolving credit facility commitment.

The entire unpaid balance under our amended and restated revolving credit facility will be payable on March 26, 2006. As of June 30, 2001, the amount outstanding under this facility was $136.9 million.

      Other Credit Facilities. In addition to our amended and restated revolving credit facility, our primary credit facilities are comprised of:

•	an additional revolving credit facility providing for borrowings of up to $500 million and maturing on May 4, 2004;

•	a $500 million amortizing term loan with a final maturity of May 4, 2004; and

•	multicurrency borrowings in a maximum aggregate amount of up to $165 million, the commitment for which is part of the aggregate additional revolving credit facility commitment.

The entire unpaid balance under our additional revolving credit facility will be payable on May 4, 2004. As of June 30, 2001, the amounts outstanding under the additional revolving credit facility and term loan were $100 million and $400 million, respectively.

The loans under our amended and restated revolving credit facility, our additional revolving loans and our term loan are collectively referred to in this prospectus as the “Loans.”

      Interest. For purposes of calculating interest, the U.S. dollar Loans can be, at our election, ABR Loans or Eurodollar Loans or a combination thereof. ABR Loans bear interest at the higher of (a) The Chase Manhattan Bank’s, or any replacement agent’s, prime rate and (b) the U.S. federal funds rate plus 0.50%. Eurodollar Loans bear interest at the relevant Eurodollar Rate plus a margin based on the level of a specified financial ratio or Lear’s credit ratings on its long-term senior unsecured debt. Interest on ABR Loans is payable quarterly in arrears and interest on Eurodollar Loans is payable on the last day of the interest period relating thereto or every three months, whichever is earlier.

      Repayment. Subject to the provisions of our primary credit facilities, we may, from time to time, borrow, repay and reborrow under our amended and restated revolving credit facility and our additional revolving credit facility. Our term loan provides for scheduled repayments of $50 million in the last six months of 2001, $125 million in 2002, $150 million in 2003 and $75 million in 2004. Amounts repaid under our term loan may not be reborrowed. We can prepay our term loan at any time prior to maturity.

      Security and Guarantees. With certain exceptions, the Loans are guaranteed by our direct and indirect domestic subsidiaries that account for 10% or more of our consolidated assets or revenues, on a pro forma basis. With certain exceptions, the Loans are secured by a pledge to the agent of primary credit facilities for the ratable benefit of the banks party to our primary credit facilities of all or a portion of the capital stock of our subsidiaries comprising 10% or more of our consolidated assets or revenues, on a pro forma basis. The stock pledges also equally and ratably secure our obligations under term loans having an aggregate principal amount of $50 million. Pursuant to the terms of our primary credit facilities, the guarantees and the stock pledges may be released when and if:

•	Lear attains “Release Status;”

•	the agent has no actual knowledge of the existence of a default;

•	Lear delivers an officer’s certificate that such officer has obtained no knowledge of a default or an event or default; and

•	the guarantees of the notes shall have been released or shall be released simultaneously with the guarantees of our primary credit facilities.

Under our primary credit facilities, “Release Status” is generally defined to exist at any time when the actual or implied rating of our senior long-term unsecured debt is at or above “BBB-” from Standard & Poor’s Ratings Group and at or above “Baa3” from Moody’s Investors Service, Inc.

      Covenants. Our primary credit facilities contain financial covenants requiring us to satisfy specified ratios of consolidated operating profit to consolidated interest expense and of consolidated indebtedness to consolidated operating profit. The specified ratios vary, and become more restrictive, over the respective terms of the primary credit facilities. Our primary credit facilities also contain restrictive covenants pertaining to the management and operation of Lear and its subsidiaries. The covenants include, among others:

•	limitations on the ability of our subsidiaries to incur indebtedness;

•	restrictions on our ability, and the ability of our subsidiaries, to grant liens, enter into guarantee obligations and make investments, acquisitions, loans and advances outside the ordinary course of business;

•	limitations on the ability of Lear to merge or consolidate with another entity or sell any of its property, business or assets unless, subject to certain other exceptions and conditions, Lear is in pro forma compliance with the financial covenants contained in the primary credit facilities;

•	restrictions on dividends and other distributions to shareholders of Lear;

•	limitations on the ability of Lear to prepay or amend the terms of any subordinated debt in a manner adverse to the lenders under the primary credit facilities;

•	requirements relating to transactions between us and our affiliates, which generally must be entered into upon fair and reasonable terms no less favorable than would be obtainable in comparable transactions with unrelated parties;

•	restrictions on our ability to enter into agreements that prohibit or limit the ability of our subsidiaries to pay dividends, make loans or transfer assets to us or any of our other subsidiaries; and

•	a prohibition on Lear’s ability to change its fiscal year end or amend its organizational documents in a manner that would impair its ability, or the ability of any of its subsidiaries, to perform their respective obligations under the primary credit facilities.

      Events of Default. Our primary credit facilities provide for events of default customary in facilities of these types, including:

•	failure to make payments when due;

•	breach of certain covenants;

•	breach of representations or warranties in any material respect when made;

•	default under any agreement relating to debt for borrowed money in excess of $40 million in the aggregate;

•	bankruptcy defaults;

•	unsatisfied judgments in excess of $40 million;

•	ERISA defaults;

•	any security document or guarantee ceasing to be in full force and effect other than as otherwise contemplated by the relevant primary credit facility;

•	the subordination provisions in the instruments under which subordinated debt, or any refinancings thereof, were created ceasing to be in full force and effect or enforceable to the same extent purported to be created thereby; and

•	a change of control of Lear.

Senior Notes

      We currently have outstanding $600 million of 7.96% senior notes due 2005 and $800 million of 8.11% senior notes due 2009 which will remain outstanding. The senior notes are unsecured obligations of Lear, ranking equal in right of payment with all of our other unsecured and unsubordinated indebtedness, and ranking senior in right of payment to our outstanding subordinated indebtedness and any of our future subordinated indebtedness. In addition, the notes are structurally subordinated to indebtedness of our subsidiaries other than indebtedness of our subsidiaries which have guaranteed the obligations under the senior notes. Interest on the senior notes is payable in arrears semi-annually.

      The repayment of the senior notes is guaranteed by our domestic subsidiaries which are guarantors under our primary credit facilities. The guarantees of repayment of the senior notes, unlike the guarantees of our primary credit facilities, are not secured by pledges of stock of our subsidiaries. Our secured creditors will have a claim on the assets which secure our obligations prior to any claims of holders of the senior notes against such assets.

      The indenture governing the senior notes limits, among other things:

•	the creation of liens; and

•	certain sale and lease-back transactions.

      The indenture does not contain any restriction upon indebtedness, whether secured or unsecured, that we, including any of our subsidiaries, may incur in the future. In addition, the indenture does not prohibit a transaction involving the merger, consolidation or sale of all or substantially all of our assets providing the surviving corporation is organized under the laws of the United States, the surviving corporation assumes the obligations under the senior notes and the indentures and no defaults existing immediately after giving effect to the transaction.

      The 7.96% senior notes mature on May 15, 2005 and the 8.11% senior notes mature on May 15, 2009. The senior notes may, at our option, be redeemed in whole or in part at any time, on at least 30 days’ but not more then 60 days’ notice to each holder of the notes to be redeemed at the greater of (1) 100% of the principal amount of such notes, and (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon from the redemption date to the maturity date discounted, to the redemption date on a semiannual basis, assuming a 360-day year consisting of 12 months of 30 days each, at the treasury rate (as defined in the indenture) plus 50 basis points, in each case, together with any interest accrued but not paid to the date of redemption.

Other Debt

      As of June 30, 2001, we had outstanding approximately $120.2 million of debt other than the debt under our primary credit facilities, our senior notes and our subordinated notes. This debt consisted primarily of a U.S. term loan, foreign subsidiary working capital indebtedness, industrial revenue bonds and capital leases. The U.S. term loan, having an aggregate principal amount of $25 million, is secured by an equal and ratable pledge of the subsidiary stock securing our primary credit facilities and guaranteed by the same domestic subsidiaries that guarantee the Loans under our primary credit facilities. The stock pledge shall be released when and if the stock pledge securing our primary credit facilities is released.

      In November 2000, we entered into a receivables-backed receivables purchase facility (the “ABS facility”). The ABS facility is a 364-day committed facility and currently provides for maximum purchases of adjusted accounts receivable of $300 million. Proceeds from any sale of accounts receivable under the ABS will be used to reduce outstanding loans under our bank credit facilities. As of June 30, 2001, we had funded $300 million under the ABS. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Financial Condition” for additional information regarding the ABS facility.

      Several of our European subsidiaries factor their accounts receivable with financial institutions subject to limited recourse provisions and are charged a discount fee. The amount of such factored receivables, at June 30, 2001, was approximately $200 million.

Description of Exchange Securities

General

      The forms and terms of the exchange securities and the original securities are identical in all respects except that the registration rights and related liquidated damages provisions, and the transfer restrictions, applicable to the original securities do not apply to the exchange securities. Except where the context otherwise requires, references below to “notes” or “securities” are references to both original notes and exchange notes or both original securities and exchange securities, as the case may be.

      The exchange securities will be issued under the indenture dated as of March 20, 2001, among Lear, the Guarantors and The Bank of New York, as trustee. The following discussion includes a summary of the material provisions of the indenture and the exchange securities. For further information regarding the terms and provisions of the indenture and exchange securities, including the definitions of certain terms and those terms made part of the indenture by the Trust Indenture Act, please refer to the indenture and form of exchange securities which we have filed as exhibits to the registration statement of which this prospectus is part.

      The exchange notes will be limited to an aggregate principal amount of up to €250,000,000 in the form of 8  1/8% Series B Senior Notes due 2008. Unless previously redeemed or purchased and cancelled, we will repay the exchange notes at 100% of their principal amount together with accrued and unpaid interest thereon at maturity. We will pay principal of, interest on and any other amounts payable under the exchange notes in euros. The exchange notes will not be subject to a sinking fund and will not be convertible or exchangeable.

      We may, without the consent of the holders of the exchange notes, create and issue additional notes ranking equally with the exchange notes that we are offering and otherwise similar in all respects to the exchange notes so that these additional notes will be consolidated and form a single series with the exchange notes that we are offering. No additional notes may be issued if an event of default under the indenture has occurred. The exchange notes are subject to the defeasance provisions as described below under “— Discharge of Indenture and Defeasance.”

      The exchange notes will mature on April 1, 2008. The exchange notes will bear interest from the date of issuance, at 8 1/8% per annum, payable semiannually in arrears on April 1 and October 1 of each year, commencing on October 1, 2001. Interest will be payable to the person in whose name an exchange note, or any predecessor exchange note, is registered, subject to certain exceptions set forth in the indenture, at the close of business on March 15 or September 15, as the case may be, immediately preceding such April 1 or October 1. If any interest payment date for the exchange notes would otherwise be a day that is not a business day, then the interest payment date will be postponed to the following date that is a business day. Interest will not accrue as a result of any delayed payment. The term “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in The City of New York, London or Luxembourg and for any place of payment outside of The City of New York, London and Luxembourg, in such place of payment. If interest is required to be calculated for any period other than from one scheduled interest payment date to the next interest payment date, it will be calculated on the basis of a 360-day year consisting of 12 months of 30 days each.

      The original notes and the exchange notes constitute a single class of securities and will vote and consent together on all matters as one series, and neither the original notes nor the exchange notes will have the right to vote or consent as a class or series separate from one another on any matter.

      The exchange notes will be issued only in registered form without coupons, in denominations of €1,000 and integral multiples thereof. To the extent described under “— Book-Entry Issuance”, the principal of and interest on the exchange notes will be payable and transfer of the exchange notes will be registrable through Euroclear and Clearstream, Luxembourg.

      The indenture does not contain any provisions that would limit our ability or the ability of the Guarantors to incur indebtedness or that would require the maintenance of financial ratios or specified levels of net worth or liquidity. In addition, the indenture does not contain any provisions that would require us to repurchase or redeem or otherwise modify the terms of any of the exchange securities upon a change in control or other events involving us that may adversely affect the creditworthiness of the exchange securities. However, the indenture does:

•	provide that, subject to certain exceptions, neither we nor any of our restricted subsidiaries will subject our respective property or assets to any mortgage or other encumbrance unless the exchange notes are secured equally and ratably with such other indebtedness thereby secured; and

•	contain certain limitations on the ability of us and our restricted subsidiaries to enter into certain sale and lease-back arrangements.

See “— Certain Covenants.”

      While the exchange notes are represented by a global note deposited with the common depositary for Clearstream, Luxembourg, and Euroclear, notices to holders may be given by delivery to Clearstream, Luxembourg and Euroclear and such notices shall be deemed to be given on the date of delivery to Clearstream, Luxembourg and Euroclear. The trustee will mail notices by first-class mail, postage prepaid, to each registered holder’s last known address as it appears in the security register that the registrar maintains. The trustee will only mail these notices to the registered holder of the exchange notes. You will not receive notices regarding the exchange notes directly from us unless we reissue the exchange notes to you in fully certificated form.

      The trustee will also publish notices regarding the exchange notes in a daily newspaper of general circulation in The City of New York and in London. In addition, if the exchange notes are listed on the Luxembourg Stock Exchange, and so long as the rules of the Luxembourg Stock Exchange require notice by publication, the trustee will publish notices regarding the exchange notes in a daily newspaper of general circulation in Luxembourg. We expect that publication will be made in The City of New York in

The Wall Street Journal, in London in the Financial Times, and in Luxembourg in the Luxemburger Wort. If publication in Luxembourg is not practical, the trustee will publish these notices in an English language newspaper of general circulation elsewhere in Europe. Published notices will be deemed to have been given on the date they are published or, if published more than once, on the date of first publication. If publication as described above becomes impossible, the trustee may publish sufficient notice by alternate means that approximate the terms and conditions described in this paragraph.

      The Bank of New York is the trustee under the indenture governing the exchange notes and will be the registrar and paying agent in the United States. As long as the exchange notes are listed on the Luxembourg Stock Exchange and the rules of the exchange require, we will maintain a listing agent, paying agent and transfer agent in Luxembourg. We have selected Kredietbank S.A. Luxembourgeoise to serve as the listing agent, paying agent and transfer agent for the exchange notes in Luxembourg. The Bank of New York — London Branch will be the paying agent and transfer agent in London.

Optional Redemption

      The exchange notes may be redeemed as a whole at any time or in part from time to time, at our option, upon not less than 30 nor more than 60 days notice at a redemption price equal to the greater of (i) 100% of the principal amount of such Notes plus accrued interest to the redemption date; and (ii) as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of the interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Bund Rate plus 50 basis points, plus accrued interest on the principal amount being redeemed to the redemption date.

      Any notice to holders of the exchange notes of such a redemption needs to include the appropriate calculation of the redemption price, but does not need to include the redemption price itself. The actual redemption price will be set forth in an officers’ certificate delivered to the trustee no later than two business days prior to the redemption date.

Status of Exchange Notes

      The exchange notes will be unsecured obligations of ours, ranking equal in right of payment with all of our other unsecured and unsubordinated indebtedness, and ranking senior in right of payment to our outstanding subordinated indebtedness and any of our future subordinated indebtedness. In addition, the exchange notes will be structurally subordinated to indebtedness of our subsidiaries other than indebtedness of the Guarantors to the extent of assets of those subsidiaries. As of June 30, 2001, we and the Guarantors had $691.0 billion of secured indebtedness, including $636.9 billion under our Principal Credit Facilities. In addition, as of June 30, 2001 the total obligations of our subsidiaries which are not Guarantors were $2.44 billion.

      Indebtedness under our Principal Credit Facilities is secured by pledges of all or a portion of the stock of certain of our subsidiaries, including the Guarantors. The exchange notes will not have the benefit of such pledges and the indenture does not contain any restriction upon indebtedness, whether secured or unsecured, that we, including any of our subsidiaries, may incur in the future.

Guarantees

      Certain of our domestic subsidiaries (the “Guarantors”) will irrevocably and unconditionally guarantee (each a “Guarantee”) on a joint and several basis the punctual payment when due, whether at stated maturity, by acceleration or otherwise, all of our obligations under the indenture and the exchange notes, including our obligations to pay principal, premium, if any, and interest with respect to the exchange notes. Each of the Guarantees shall be a guarantee of payment and not of collection. The obligations of each Guarantor under its Guarantee are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payment made by or on behalf of any other Guarantor in respect of the obligations of such other

Guarantor under its Guarantee can be guaranteed by such Guarantor without resulting in the obligations of such Guarantor under its Guarantee constituting a fraudulent conveyance or fraudulent transfer under applicable U.S. federal or state law. Notwithstanding the foregoing, there is a risk that the Guarantees will involve a fraudulent conveyance or transfer or otherwise be void, and thus will be unenforceable.

      The Guarantors on the date of the indenture were Lear Operations Corporation, Lear Corporation Automotive Holdings, Lear Corporation EEDS and Interiors and Lear Seating Holdings Corp. #50. The indenture provides that each subsidiary that becomes a guarantor under our Principal Credit Facilities after the date of the indenture will become a Guarantor.

      In the event that a subsidiary that is a Guarantor ceases to be a guarantor under our Principal Credit Facilities, such subsidiary will also cease to be a Guarantor, whether or not a Default or Event of Default is then outstanding, subject to reinstatement as a Guarantor in the event that such subsidiary should thereafter become a guarantor under our Principal Credit Facilities. A subsidiary may cease to be a Guarantor upon sale or other disposal of such subsidiary or otherwise. We are not restricted from selling or otherwise disposing of any of the Guarantors or any or all of the assets of any of the Guarantors.

      The indenture provides that if the exchange notes are defeased in accordance with the terms of the indenture, including pursuant to a covenant defeasance, then the Guarantors shall be released and discharged of their obligations under the Guarantees. See “Description of Other Material Indebtedness — Primary Credit Facilities — Security and Guarantees.”

Certain Covenants

  Limitation on Liens

      The indenture provides that we will not, nor will we permit any of our Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any of our or their respective properties or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, without effectively providing that the notes shall be equally and ratably secured until such time as such Indebtedness is no longer secured by such Lien, except:

(1) Permitted Liens;

(2) Liens on shares of capital stock of our Subsidiaries, and the proceeds thereof, securing obligations under the Principal Credit Facilities;

(3) Liens on receivables subject to a Receivable Financing Transaction;

(4) Liens arising in connection with industrial development bonds or other industrial development, pollution control or other tax-favored or government-sponsored financing transactions, provided that such Liens do not at any time encumber any property other than the property financed by such transaction and other property, assets or revenues related to the property so financed on which Liens are customarily granted in connection with such transactions, in each case, together with improvements and attachments thereto;

(5) Liens granted after the Closing Date on any of our assets or properties or any of our Restricted Subsidiaries to secure obligations under the exchange notes;

(6) Extensions, renewals and replacements of any Lien described in subsections (1) through (5) above; and

(7) Other Liens in respect of Indebtedness of Lear and our Restricted Subsidiaries in an aggregate principal amount at any time not exceeding 5% of Consolidated Assets at such time.

  Limitation on Sale and Lease-Back Transactions

      The indenture provides that we will not, nor will we permit any of its Restricted Subsidiaries to, enter into any sale and lease-back transaction for the sale and leasing back of any property or asset, whether now owned or hereafter acquired, or any of our Restricted Subsidiaries, except such transactions (1) entered into prior to the Closing Date, (2) for the sale and leasing back of any property or asset by us or one of our Restricted Subsidiaries to us or any other of our Restricted Subsidiaries, (3) involving leases for less than three years or (4) in which the lease for the property or asset is entered into within 120 days after the later of the date of acquisition, completion of construction or commencement of full operations of such property or asset, unless:

(a) Lear or such Restricted Subsidiary would be entitled under the “Limitation on Liens” covenant above to create, incur, assume or permit to exist a Lien on the assets to be leased in an amount at least equal to the Attributable Value in respect of such transaction without equally and ratably securing the exchange notes, or

(b) the proceeds of the sale of the assets to be leased are at least equal to their fair market value and the proceeds are applied to the purchase, acquisition, construction or refurbishment of assets or to the repayment of Indebtedness of us or any of our Restricted Subsidiaries which on the date of original incurrence had a maturity of more than one year.

Certain Definitions

      The following terms shall have the meanings set forth below.

      “Acquired Indebtedness” means Indebtedness of a Person or any of its Restricted Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of Lear or assumed in connection with the acquisition of assets from such Person and not incurred by such Person in contemplation of such Person becoming a Restricted Subsidiary of Lear or such acquisition, and any refinancings thereof.

      “Attributable Value” means, in connection with a sale and lease-back transaction, the lesser of (1) the fair market value of the assets subject to such transaction and (2) the present value, discounted at a rate per annum equal to the rate of interest implicit in the lease involved in such sale and lease-back transaction, as determined in good faith by us, of the obligations of the lessee for rental payments during the term of the related lease.

      “Bund Rate” means the five day average of the daily fixing on the Frankfurt Stock Exchange of the rate for German Bund securities having a constant maturity most nearly equal to the period from the redemption date to the Maturity Date; provided, however, that if the period from the redemption date to the Maturity Date is not equal to the constant maturity of a German Bund security for which a weekly average yield is given, the Bund Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of German Bund securities for which such yields are given, except that if the period from the redemption date to the Maturity Date is less than one year, the weekly average yield on actually traded German Bund securities adjusted to a constant maturity of one year shall be used.

      “Closing Date” means the date on which the original notes were issued.

      “Consolidated Assets” means at a particular date, all amounts which would be included under total assets on a consolidated balance sheet of Lear and our Restricted Subsidiaries as at such date, determined in accordance with GAAP.

      “Euro Government Obligations” means euro-denominated direct non-callable obligations of, or obligations guaranteed by, a member state of the European Union as of the date of the indenture, rated AAA or better by Standard & Poor’s Rating Services and Aaa or better by Moody’s Investors Service, Inc. for the payment of which guarantee or obligations the full faith and credit of such member state is pledged.

      “Financing Lease” means (a) any lease of property, real or personal, the obligations under which are capitalized on a consolidated balance sheet of Lear and our Restricted Subsidiaries and (b) any other such lease to the extent that the then present value of the minimum rental commitment thereunder should, in accordance with GAAP, be capitalized on a balance sheet of the lessee.

      “GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are applicable from time to time.

      “Indebtedness” of a Person means all obligations which would be treated as liabilities upon a balance sheet of such Person prepared on a consolidated basis in accordance with GAAP.

      “Independent Investment Banker” means any internationally recognized investment banking firm that in the ordinary course of business is a dealer in German Bund securities, that is not affiliated with us, appointed by the Trustee after consultation with us.

      “Investment” by any Person means:

(1) all investments by such Person in any other Person in the form of loans, advances or capital contributions,

(2) all guarantees of Indebtedness or other obligations of any other Person by such Person,

(3) all purchases (or other acquisitions for consideration) by such Person of Indebtedness, capital stock or other securities of any other Person, and

(4) all other items that would be classified as investments, including, without limitation, purchases outside the ordinary course of business, on a balance sheet of such Person prepared in accordance with GAAP.

      “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement or any Financing Lease having substantially the same economic effect as any of the foregoing.

      “Permitted Liens” means:

(1) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of Lear or our Restricted Subsidiaries, as the case may be, in accordance with GAAP, or, in the case of Restricted Subsidiaries organized outside the United States, generally accepted accounting principles in effect from time to time in their respective jurisdictions of organization;

(2) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, suppliers or other like Liens arising in the ordinary course of business relating to obligations not overdue for a period of more than 60 days or which are bonded or being contested in good faith by appropriate proceedings;

(3) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, including any Lien securing letters of credit issued in the ordinary course of business in connection therewith and deposits securing liabilities to insurance carriers under insurance and self-insurance programs;

(4) Liens, other than any Lien imposed by ERISA, incurred on deposits to secure the performance of bids, trade contracts, other than for borrowed money, leases, statutory obligations, surety and appeal bonds, performance bonds, utility payments and other obligations of a like nature incurred in the ordinary course of business;

(5) easements, rights-of-way, restrictions and other similar encumbrances incurred which, in the aggregate, do not materially interfere with the ordinary conduct of the business of Lear and our Restricted Subsidiaries taken as a whole;

(6) attachment, judgment or other similar Liens arising in connection with court or arbitration proceedings fully covered by insurance or involving, individually or in the aggregate, no more than $40,000,000 at any one time, provided that the same are discharged, or that execution or enforcement thereof is stayed pending appeal, within 60 days or, in the case of any stay of execution or enforcement pending appeal, within such lesser time during which such appeal may be taken;

(7) Liens securing obligations, other than obligations representing indebtedness for borrowed money, under operating, reciprocal easement or similar agreements entered into in the ordinary course of business;

(8) statutory Liens and rights of offset arising in the ordinary course of business of Lear and our Restricted Subsidiaries;

(9) Liens in connection with leases or subleases granted to others and the interest or title of a lessor or sublessor, other than Lear or any of our Subsidiaries, under any lease; and

(10) Liens securing indebtedness in respect of interest rate agreement obligations or currency agreement obligations or commodity hedging arrangements entered into to protect against fluctuations in interest rates or exchange rates or commodity prices and not for speculative reasons.

      “Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

      “Principal Credit Facilities” means

(1) the Second Amended and Restated Credit and Guarantee Agreement, dated as of May 4, 1999, among Lear, Lear Corporation Canada Ltd., the Foreign Subsidiary Borrowers (as defined therein), the Lenders Party thereto, Bankers Trust Company and Bank of America National Trust & Savings Association, as Co-Syndication Agents, The Bank of Nova Scotia, as Documentation Agent and Canadian Administrative Agent, and The Chase Manhattan Bank, as General Administrative Agent;

(2) the Revolving Credit and Term Loan Agreement, dated as of May 4, 1999, among Lear, certain of its Foreign Subsidiaries, the Lenders parties thereto, Citicorp USA, Inc. and Morgan Stanley Senior Funding, Inc., as Co-Syndication Agents, Toronto Dominion (Texas), Inc., as Documentation Agent, the other Agents named therein, and The Chase Manhattan Bank, as Administrative Agent; and

(3) the Term Loan Agreement, dated November 17, 1998, between Lear and Toronto Dominion (Texas), Inc., as amended by that certain amendment dated as of May 4, 1999;

in each case, including any related notes, collateral documents, security documents, instruments and agreements entered into in connection therewith and, in each case, as the same may be amended, supplemented or otherwise modified (including any agreement extending the maturity of, increasing the total commitment under or otherwise restructuring all or any portion of the Indebtedness under any such agreement or any successor or replacement agreement), renewed, refunded, replaced, restated or refinanced from time to time.

      “Receivable Financing Transaction” means any transaction or series of transactions involving a sale for cash of accounts receivable, without recourse based upon the collectibility of the receivables sold, by Lear or any of our Restricted Subsidiaries to a Special Purpose Subsidiary and a subsequent sale or pledge of such accounts receivable, or an interest therein, by such Special Purpose Subsidiary, in each case without any guarantee by Lear or any of our Restricted Subsidiaries, other than the Special Purpose Subsidiary.

      “Restricted Subsidiary” means any Subsidiary other than a Unrestricted Subsidiary.

      “Significant Subsidiary” means any Subsidiary which has:

(1) consolidated assets or in which Lear and our other Subsidiaries have Investments, equal to or greater than 5% of the total consolidated assets of Lear at the end of its most recently completed fiscal year, or

(2) consolidated net sales equal to or greater than 5% of the consolidated net sales of Lear for its most recently completed fiscal year.

      “Special Purpose Subsidiary” means any wholly owned Restricted Subsidiary of Lear created by Lear for the sole purpose of facilitating a Receivable Financing Transaction.

      “Subsidiary” of any Person means:

(1) a corporation a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person or by such Person and a subsidiary or subsidiaries of such Person or by a subsidiary or subsidiaries of such Person or

(2) any other Person (other than a corporation) in which such Person or such Person and a subsidiary or subsidiaries of such Person or a subsidiary or subsidiaries of such Persons, at the time, directly or indirectly, owns at least a majority voting interest under ordinary circumstances.

      “Unrestricted Subsidiary” means any Subsidiary designated as such by the Board of Directors of Lear; provided, however, that at the time of any such designation by the Board of Directors, such Subsidiary does not constitute a Significant Subsidiary; and provided, further, that at the time that any Unrestricted Subsidiary becomes a Significant Subsidiary it shall cease to be an Unrestricted Subsidiary.

Consolidation, Merger and Sale of Assets

      The indenture provides that we will not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets to, any Person unless:

(1) the Person formed by or surviving any such consolidation or merger, if other than Lear, or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made, is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger, if other than Lear, or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made, assumes all our obligations under the exchange notes and the indenture; and

(3) immediately after such transaction, and giving effect thereto, no Default, as defined in the indenture, or Event of Default shall have occurred and be continuing. Notwithstanding the foregoing, we may merge with another Person or acquire by purchase or otherwise all or any part of the property or assets of any other corporation or Person in a transaction in which we are the surviving entity.

Events of Default

      The indenture provides that the following events will constitute Events of Default with respect to the notes:

(a) failure to pay principal of any note when due and payable at stated maturity, upon acceleration, redemption or otherwise;

(b) failure to pay any interest on any note when due, and the Default continues for 30 days;

(c) failure to comply with any of our other agreements of the notes or in the indenture, other than covenants or agreements included in the indenture solely for the benefit of any other series of notes, and the Default continues for the period of 30 days after either the trustee or the holders of at least 25% in principal amount of the then outstanding notes have given written notice as provided in the indenture;

(d) any Guarantee of the notes ceases to be in full force and effect or any Guarantor denies or disaffirms its obligations under its Guarantee of the notes, except, in each case, in connection with a release of a Guarantee in accordance with the terms of the indenture;

(e) the nonpayment at maturity or other default, beyond any applicable grace period, under any agreement or instrument relating to any other of our or our subsidiaries’ indebtedness, the unpaid principal amount of which is not less than $40 million, which default results in the acceleration of the maturity of such indebtedness prior to its stated maturity or occurs at the final maturity thereof;

(f) the entry of any final judgment or orders against us or our Subsidiaries in excess of $40 million individually or in the aggregate, not covered by insurance, that is not paid, discharged or otherwise stayed, by appeal or otherwise, within 60 days after the entry of such judgments or orders; and

(g) certain events of bankruptcy, insolvency or reorganization of us or any of our Significant Subsidiaries.

      If an Event of Default with respect to notes, other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization, in which case the unpaid principal amount of, and any accrued and unpaid interest on, all notes of are due and payable immediately, shall occur and be continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding notes by notice, as provided in the indenture, may declare the unpaid principal amount of, and any accrued and unpaid interest on, all notes to be due and payable immediately. However, at any time after a declaration of acceleration with respect to notes has been made, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the outstanding notes may, under certain circumstances, rescind and annul such acceleration. For information as to waiver of defaults, see “Amendment, Supplement and Waiver” below.

      The indenture provides that, subject to the duty of the trustee during an Event of Default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee security or indemnity satisfactory to it. Subject to certain provisions, including those requiring security or indemnification of the trustee, the holders of a majority in principal amount of the outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the notes.

      We will be required to furnish to the trustee under the indenture annually a statement as to the performance by us of our obligations under the indenture and as to any default in such performance.

Discharge of Indenture and Defeasance

      We may terminate our obligations under the exchange notes, and the corresponding obligations under the indenture, when we irrevocably deposit with the trustee cash in euros, Euro Government Obligations or a combination thereof in an amount certified to be sufficient (without reinvestment thereof) to pay at maturity all outstanding exchange notes, including all interest thereon, other than destroyed, lost or stolen notes which have not been replaced or paid, and

(1) all outstanding exchange notes have been delivered, other than destroyed, lost or stolen notes which have not been replaced or paid, to the trustee for cancellation; or

(2) all outstanding exchange notes have become due and payable, whether at stated maturity, early redemption or otherwise, and, in either case, we have paid all other sums payable under the indenture.

      In addition, we may terminate substantially all our obligations under the exchange notes, and the corresponding obligations under the indenture, if we deposit, or cause to be deposited with the trustee, in trust an amount of cash in euros or Euro Government Obligations maturing as to principal and interest in such amounts and at such times as are certified to be sufficient to pay principal of and interest on the then outstanding notes of such series to maturity or redemption, as the case may be, and

(1) such deposit will not result in a breach of, or constitute a Default under, the indenture;

(2) no Default or Event of Default shall have occurred and be continuing on the date of deposit and no bankruptcy Event of Default or event which with the giving of notice or the lapse of time would become a bankruptcy Event of Default shall have occurred and be continuing on the 91st day after such date;

(3) we deliver to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that the holders of the notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of our exercise of such option and shall be subject to U.S. Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such option had not been exercised; and

(4) certain other conditions are met.

      We shall be released from our obligations with respect to the covenants described under “— Certain Covenants” and certain other covenants contained in the indenture and any Event of Default occurring because of a Default with respect to such covenants as they related to the notes if we deposit, or cause to be deposited with the trustee, in trust an amount of cash in euros, Euro Government Obligations or a combination thereof certified to be sufficient to pay and discharge when due the entire unpaid principal of and interest on all outstanding notes, and

(1) such deposit will not result in a breach of, or constitute a Default under, the indenture;

(2) no Default or Event of Default shall have occurred and be continuing on the date of deposit and no bankruptcy Event of Default or event which with the giving of notice or the lapse of time would become a bankruptcy Event of Default shall have occurred and be continuing on the 91st day after such date;

(3) we deliver to the trustee an opinion of counsel to the effect that the holders of the notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of our exercise of such option and shall be subject to U.S. Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such option had not been exercised; and

(4) certain other conditions are met.

Upon satisfaction of such conditions, our obligations under the indenture with respect to the notes, other than with respect to the covenants and Events of Default referred to above, shall remain in full force and effect.

      Notwithstanding the foregoing, no discharge or defeasance described above shall affect the following obligations to or rights of the holders of the notes subject to such discharge or defeasance:

(1) rights of substitution of mutilated, defaced, destroyed, lost or stolen exchange notes,

(2) rights of holders of exchange notes to receive payments of principal thereof and premium, if any, and interest thereon when due,

(3) the rights, obligations, duties and immunities of the trustee,

(4) rights of holders of notes as beneficiaries with respect to property deposited with the trustee and payable to all or any of them, and

(5) our obligations to maintain an office or agency in respect of the exchange notes.

Transfer and Exchange

      A holder may transfer or exchange notes in accordance with the indenture. The registrar for the exchange notes may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture. The registrar is not required to transfer or exchange any exchange note selected for redemption or any exchange note for a period of 15 days before a selection of exchange notes to be redeemed. The registered holder of a exchange note shall be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

      Subject to certain exceptions, the terms of the indenture or the exchange notes may be amended or supplemented by us and the trustee with the written consent of the holders of at least a majority in principal amount of such then outstanding notes together with any other notes issued under the indenture and any existing Default may be waived with the consent of the holders of at least a majority in principal amount of such notes then outstanding. Without the consent of any holder of the exchange notes, we and the trustee may amend the terms of the indenture or the exchange notes to:

•	cure any ambiguity, defect or inconsistency,

•	provide for the assumption of our obligations to holders of the notes by a successor corporation,

•	provide for uncertificated notes in addition to certificated notes,

•	make any change that does not adversely affect the rights of any holder of the exchange notes in any material respect,

•	add to our covenants or take any other action for the benefit of the holders of the exchange notes;

•	comply with any requirement of the Securities and Exchange Commission in connection with the qualification of the indenture under the Trust Indenture Act; or

•	provide for additional series of notes.

      Without the consent of each holder of the exchange notes, we may not:

•	reduce the principal amount of exchange notes the holders of which must consent to an amendment, supplement or waiver of any provision of the indenture;

•	reduce the rate or extend the time for payment of interest on any exchange note;

•	reduce the principal of or change the stated maturity of any exchange notes;

•	change the date on which any note may be subject to redemption, or reduce the redemption price therefor;

•	make any exchange note payable in currency other than that stated in the exchange note;

•	modify or change any provision of the indenture affecting the ranking of the exchange notes in a manner which adversely affects the holders thereof;

•	impair the right of any holder to institute suit for the enforcement of any payment in or with respect to any exchange note;

•	modify or change any provision of any Guarantee in a manner which adversely affects the holders of the exchange notes; or

•	make any change in the foregoing amendment provisions which require each holder’s consent.

      The consent of the holders of notes is not necessary to approve the particular form of any proposed amendment to any indenture. It is sufficient if any consent approves the substance of the proposed amendment.

Regarding the Trustee

      The indenture and provisions of the Trust Indenture Act incorporated by reference therein contain certain limitations on the rights of the trustee, should it become a creditor of Lear, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim, as security or otherwise. The trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with us and our affiliates; provided, however, that if it acquires any conflicting interest, as defined in the Trust Indenture Act, it must eliminate such conflict or resign.

      The holders of a majority in principal amount of the then outstanding exchange notes will have the right to direct, the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. The Trust Indenture Act and the indenture provide that in case an Event of Default shall occur, and be continuing, the trustee will be required, in the exercise of its rights and powers, to use the degree of care and skill of a prudent man in the conduct of his own affairs. Subject to such provision, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the notes issued thereunder, unless they have offered to the trustee indemnity satisfactory to it.

Book-Entry Issuance

      We will issue the exchange notes as one or more global notes registered in the name of a common depositary for Clearstream Banking, societe anonyme, Luxembourg, which is known as “Clearstream, Luxembourg,” and Euroclear Bank S.A./ N.V., as the operator of the Euroclear system, which is known as “Euroclear”. Investors may hold book-entry interests in the global notes through organizations that participate, directly or indirectly, in Clearstream, Luxembourg and/or Euroclear. Book-entry interests in the exchange notes and all transfers relating to the exchange notes will be reflected in the book-entry records of Clearstream, Luxembourg and Euroclear.

      The distribution of the exchange notes will be cleared through Clearstream, Luxembourg and Euroclear. Any secondary market trading of book-entry interests in the exchange notes will take place through participants in Clearstream, Luxembourg and Euroclear and will settle in same-day funds. Owners of book-entry interests in the exchange notes will receive payments relating to their exchange notes in euro. Clearstream, Luxembourg and Euroclear have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.

      The policies of Clearstream, Luxembourg and Euroclear will govern payments, transfers, exchange and other matters relating to the investor’s interest in securities held by them. We have no responsibility for any aspect of the records kept by Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We do not supervise these systems in any way.

      Clearstream, Luxembourg and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.

      Except as provided below, owners of beneficial interest in the exchange notes will not be entitled to have the exchange notes registered in their names, will not receive or be entitled to receive physical delivery of the exchange notes in definitive form and will not be considered the owners or holders of the exchange notes under the indenture governing the exchange notes,including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in an exchange note must rely on the procedures of the depositary and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, in order to exercise any rights of a holder of exchange notes.

      We understand that Euroclear and Clearstream, Luxembourg each hold securities for their account holders and facilitate the clearance and settlement of securities transactions by electronic book-entry transfer between their respective account holders, thereby eliminating the need for physical movements of certificates and any risk from lack of simultaneous transfers of securities. Euroclear and Clearstream, Luxembourg each provide various services including safekeeping, administration, clearance and settlement of internationally traded securities lending and borrowing. Each of Euroclear and Clearstream, Luxembourg can settle securities transactions in any of more than 30 currencies, including Euro. Euroclear and Clearstream, Luxembourg each also deals with domestic securities markets in several countries through established depositary and custodial relationships. The respective participants of Euroclear and Clearstream, Luxembourg are worldwide financial institutions including underwriters, securities brokers and dealers, banks trust companies and clearing corporations and certain other organizations. Indirect access to both Euroclear and Clearstream, Luxembourg is available to other institutions that clear through or maintain a custodial relationship with an account holder of either system. An account holder’s overall contractual relations with either Euroclear or Clearstream, Luxembourg are governed by and the respective rules and operating procedures of Euroclear or Clearstream, Luxembourg and any applicable law. Both Euroclear and Clearstream, Luxembourg act under these rules and operating procedures only on behalf of their respective account holders, and have no record of or relationship with any persons who are not direct account holders.

      This summary description of the clearing systems reflects our understanding of the rules and procedures of Clearstream, Luxembourg and Euroclear as they are currently in effect based on information obtained from Clearstream, Luxembourg and Euroclear as well as other sources that we believe to be reliable. These systems could change their rules and procedures at any time.

  Clearstream, Luxembourg

      Clearstream, Luxembourg is incorporated as a bank under Luxembourg law. Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg customers through electronic book-entry changes in customer accounts, thus eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in a number of countries. Clearstream, Luxembourg has established an electronic bridge with Euroclear Bank S.A./ N.V., the operator of Euroclear, to facilitate settlement of trades between Clearstream, Luxembourg and Euroclear.

      As a registered bank in Luxembourg, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream, Luxembourg customers are recognized financial institutions around the world, including securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream, Luxembourg customers are limited to securities brokers and dealers. Other institutions that maintain a custodial relationship with a Clearstream, Luxembourg customer may obtain indirect access to Clearstream, Luxembourg.

  Euroclear

      The Euroclear system was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and the risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in many currencies, including U.S. dollars. Euroclear includes various other services including securities lending and borrowing, and interfaces with domestic markets in several countries.

      Euroclear was created in 1968 to hold securities for its participants and to clear and settle transactions between its participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. The Euroclear Systems is owned by Euroclear Clearance System Public Limited Company (ECSplc) and operated through a license agreement by Euroclear Bank S.A./N.V., a bank incorporated under the laws of the Kingdom of Belgium (the “Euroclear Operator”).

      Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

      The Euroclear Operator is regulated and examined by the Belgian Banking and Finance Commission and the National Bank of Belgium.

      Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with Persons holding through Euroclear participants.

  Clearance and Settlement Procedures

      We understand that investors that hold their debt securities through Clearstream, Luxembourg or Euroclear accounts will follow the settlement procedures that are applicable to eurobonds in registered form. Debt securities will be credited to the securities custody accounts of Clearstream, Luxembourg and Euroclear participants on the business day following the settlement date for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

      We understand that secondary market trading between Clearstream, Luxembourg and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear. Secondary market trading will be settled using procedures applicable to eurobonds in registered form.

      You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the exchange notes through Clearstream, Luxembourg and Euroclear on business days. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

      In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream, Luxembourg and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the exchange notes, or to make or receive a payment or delivery of the exchange notes, on a particular day may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream, Luxembourg or Euroclear is used.

      Clearstream, Luxembourg or Euroclear will credit payments to the cash accounts of participants in Clearstream, Luxembourg or Euroclear in accordance with the relevant systemic rules and procedures, to the extent received by its depositary. Clearstream, Luxembourg or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a

Clearstream, Luxembourg or Euroclear participant only in accordance with its relevant rules and procedures.

      Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the exchange notes among participants of Clearstream, Luxembourg and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue or alter those procedures at any time.

  Same-Day Settlement and Payment

      We will make payments of principal, interest and any other amounts payable on the exchange notes in immediately available funds or the equivalent. Secondary market trading between Clearstream, Luxembourg and Euroclear participants will occur in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to eurobonds in immediately available funds. We can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity, if any, in the exchange notes.

  Certificated Exchange Notes

      We will issue exchange notes to you in certificated registered form only if:

•	the depositary is no longer willing or able to discharge its responsibilities properly, and we have not appointed a qualified successor within 90 days; or

•	an event of default has occurred and is continuing under the indenture; or

•	we decide to discontinue the book-entry system.

      If any of the three events occurs, the trustee will reissue the exchange notes in fully certificated registered form and will recognize the registered holders of the certificated exchange notes as holders under the indenture.

      In the event that we issue certificated securities under the limited circumstances described above, and the exchange notes are listed on the Luxembourg Stock Exchange at that time, then holders of certificated securities may transfer their exchange notes in whole or in part upon the surrender of the certificate to be transferred, together with a completed and executed assignment form endorsed on the definitive exchange note and subject to the other applicable terms and conditions of the indenture, at, as the case may be, the offices of the transfer agent in The City of New York or London or at the main office of the transfer agent in Luxembourg. Copies of this assignment form may be obtained at the offices of the transfer agents in The City of New York and London and at the main office of the transfer agent in Luxembourg. Each time that we transfer or exchange a new exchange note in certificated form for another note in certificated form, and after the transfer agent receives a completed assignment form and any other applicable and required documentation, we will make available for delivery the new definitive exchange note at, as the case may be, the offices of the transfer agent in The City of New York or London or at the main office of the transfer agent in Luxembourg. Alternatively, at the option of the person requesting the transfer or exchange, we will mail, at that person’s risk, the new definitive exchange note to the address of that person that is specified in the assignment form. In addition, if we issue exchange notes in certificated form and the exchange notes are listed on the Luxembourg Stock Exchange at that time, then we will make payments of principal of, interest on and any other amounts payable under the exchange notes to holders in whose names the exchange notes in certificated form are registered at the close of business on the record date for these payments. If the exchange notes are issued in certificated form, we will make payments of principal and any redemption payments against the surrender of these certificated exchange notes at, as the case may be, the offices of the paying agent in The City of New York or London or, as long as the exchange notes are listed on the Luxembourg Stock Exchange, at the main office of the paying agent in Luxembourg.

      Unless and until we issue the exchange notes in fully certificated, registered form,

•	you will not be entitled to receive a certificate representing your interest in the exchange notes;

•	all references in this prospectus to actions by holders will refer to actions taken by the depositary upon instructions from their direct participants; and

•	all references in this prospectus to payments and notices to holders will refer to payments and notices to the depositary, as the registered holder of the exchange notes, for distribution to you in accordance with its policies and procedures.

      If we issue the exchange notes in certificated registered form, so long as the exchange notes are listed on the Luxembourg Stock Exchange, we will maintain a paying agent and a transfer agent in Luxembourg. We will also publish a notice in Luxembourg in the Luxemburger Wort if we change the paying agent or the transfer agent in Luxembourg.

Notices

      The trustee will mail notices by first class mail, postage prepaid, to each registered holder’s last known address as it appears in the security register that the registrar maintains. The trustee will only mail these notices to the registered holder of the exchange notes, unless we reissue the exchange notes to you or your nominees in fully certificated form.

      In addition, if the exchange notes are listed on the Luxembourg Stock Exchange, and the rules of the Luxembourg Stock Exchange require notice by publication, the trustee will publish notices regarding the exchange notes in a daily newspaper of general circulation in Luxembourg. We expect that this newspaper will be the Luxemburger Wort. If publication in Luxembourg is not practical, the trustee will publish these notices elsewhere in Europe. Published notices will be deemed to have been given on the date they are published. If publication as described above becomes impossible, then the trustee may publish sufficient notice by alternate means that approximate the terms and conditions described in this paragraph.

Replacement of Notes

      If any mutilated note is surrendered to the trustee, we will execute and the trustee will authenticate and deliver in exchange for such mutilated note a new note of the same series and principal amount. If the trustee and we receive evidence to our mutual satisfaction of the destruction, loss or theft of any note and any security or indemnity required by them, then we shall execute and the trustee shall authenticate and deliver, in lieu of such destroyed, lost or stolen note, a new note of the same series and principal amount. All expense associated with issuing the new note shall be borne by the owner of the mutilated, destroyed, lost or stolen note.

Prescription

      Under New York’s statute of limitations, any legal action to enforce our payment obligations evidenced by the exchange notes must be commenced within six years after payment is due. Thereafter our payment obligations will generally become unenforceable.

Further Issues

      We may from time to time, without notice to or the consent of the registered holders of the notes, create and issue further notes ranking equally with the notes in all respects (or in all respects other than the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes). Such further notes may be consolidated and form a single series with the original notes and the exchange notes and have the same terms as to status, redemption or otherwise as the original notes and the exchange notes.

Governing Law

      The indenture, the notes and the Guarantees will be governed by, and will be construed in accordance with the laws of, the State of New York.

Selected Consolidated Financial Data

      The following selected consolidated financial data of Lear as of December 31, 2000, 1999, 1998, 1997 and 1996 and for the years ended December 31, 2000, 1999, 1998, 1997 and 1996 has been derived from our consolidated financial statements which have been audited by Arthur Andersen LLP, independent auditors. The selected consolidated financial data for each of the six months ended June 30, 2001 and July 1, 2000 are unaudited; however, in management’s opinion, the data reflects all adjustments, consisting only of normal recurring items, necessary for a fair presentation of our financial position and results of operations of such periods. The results for the six months ended June 30, 2001 are not necessarily indicative of the results to be expected for the full fiscal year. We have incorporated our consolidated financial statements as of December 31, 2000 and 1999 and for the years ended December 31, 2000, 1999 and 1998 into this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2000. We have incorporated our unaudited consolidated financial statements as of June 30, 2001 and July 1, 2000 and for the three month periods then ended into this prospectus by reference to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001. The information set forth below is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements and the notes thereto and incorporated by reference herein and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of or for the
	six months ended
					As of or for the year ended December 31,
	June 30,		July 1,
	2001(1)		2000		2000(2)		1999(3)		1998(4)		1997		1996

	(unaudited)				(in millions(5))

Operating Data:

Net sales	$7,113.0		$7,566.5		$14,072.8		$12,428.8		$9,059.4		$7,342.9		$6,249.1

Gross profit					1,450.1		1,269.2		861.4		809.4		619.7

Selling, general and administrative expenses	262.2		280.0		524.8		483.7		337.0		286.9		210.3

Restructuring and other charges (credits)	—		—		—		(4.4)		133.0		—		—

Amortization of goodwill	44.7		44.8		89.9		76.6		49.2		41.4		33.6

Operating income					835.4		713.3		342.2		481.1		375.8

Interest expense	135.8		159.5		316.2		235.1		110.5		101.0		102.8

Other expense, net(6)	30.4		1.3		47.2		47.1		22.3		28.8		19.6

Income before income taxes and extraordinary items	103.6		278.4		472.0		431.1		209.4		351.3		253.4

Income taxes	43.6		114.7		197.3		174.0		93.9		143.1		101.5

Income before extraordinary items	60.0		163.7		274.7		257.1		115.5		208.2		151.9

Extraordinary items(7)	.6		—		—		—		—		(1.0)		—

Net income	$59.4		$163.7		$274.7		$257.1		$115.5		$207.2		$151.9

Balance Sheet Data:

Current assets	$2,705.4		$3,324.6		$2,828.0		$3,154.2		$2,198.0		$1,614.9		$1,347.4

Total assets	8,009.8		8,909.2		8,375.5		8,717.6		5,677.3		4,459.1		3,816.8

Current liabilities	3,396.3		3,771.4		3,371.6		3,487.4		2,497.5		1,854.0		1,499.3

Long-term debt	2,407.8		3,150.2		2,852.1		3,324.8		1,463.4		1,063.1		1,054.8

Stockholders’ equity	1,597.6		1,522.5		1,600.8		1,465.3		1,300.0		1,207.0		1,018.7

Other Data:

EBITDA(8)	$470.1		$638.5		$1,227.6		$1,054.2		$561.9		$665.5		$518.1

Cash flows from operating activities	$506.6		$294.1		$753.1		$560.3		$285.4		$449.4		$462.6

Cash flows from investing activities	$(36.6)		$(65.2)		$(225.1)		$(2,538.2)		$(677.8)		$(519.7)		$(681.7)

Cash flows from financing activities	$(470.8)		$(240.5)		$(523.8)		$2,038.0		$383.8		$39.0		$201.6

Capital expenditures	$(87.7)		$(161.4)		$322.3		$391.4		$351.4		$187.9		$153.8

Ratio of EBITDA to interest expense	3.5	x	4.0	x	3.9	x	4.5	x	5.1	x	6.6	x	5.0	x

Ratio of earnings to fixed charges(9)	1.7	x	2.4	x	2.4	x	2.8	x	2.7	x	4.1	x	3.3	x

Diluted net income per share	$.91		$2.45		$4.17		$3.80		$1.70		$3.04		$2.38

Number of facilities(10)	332		330		335		330		206		179		148

North America content per vehicle(11)	$565		$546		$551		$478		$369		$320		$292

North America vehicle production(12)	8.2		9.3		17.2		17.0		15.5		15.6		15.0

Western Europe content per vehicle(13)	$237		$237		$237		$227		$176		$123		$109

Western Europe vehicle production(14)	8.9		8.8		16.3		16.1		15.8		15.1		14.4

South America content per vehicle(15)	$108		$98		$102		$101		$134		$129		$74

South America vehicle production(16)	1.0		.9		1.9		1.6		2.0		2.4		2.1

(1)	Results include the effect of the $9.3 million net gain on the sale of the Spanish wire business and write down of certain other assets to net realizable value ($5.6 million after tax).

(2)	Results include the effect of the $3.2 million net gain on the sale of the sealants and foam rubber business, the sale of certain foreign businesses and other non-recurring transactions ($1.9 million loss after tax).

(3)	Results include the effect of the $4.4 million restructuring and other credits ($2.6 million after tax).

(4)	Results include the effect of the $133.0 million restructuring and other charges ($92.5 million after tax).

(5)	Except for ratios, number of facilities, North America content per vehicle, Western Europe content per vehicle and South America content per vehicle.

(6)	Consists of foreign currency exchange, minority interests in consolidated subsidiaries, equity in net (income) loss of affiliates, state and local taxes and other expense.

(7)	The extraordinary items resulted from the prepayment of debt.

(8)	“EBITDA” is operating income plus depreciation and amortization. We believe that the operating performance of companies in our industry is measured, in part, by their ability to generate EBITDA. In addition, we use EBITDA as an indicator of our operating performance and as a measure of our cash generating capabilities. EBITDA does not represent and should not be considered as an alternative to net income, operating income, net cash provided by operating activities or any other measure for determining operating performance or liquidity that is calculated in accordance with generally accepted accounting principles. Further, EBITDA, as we calculate it, may not be comparable to calculations of similarly-titled measures by other companies. Excluding the $(4.4) million and $133 million restructuring and other charges (credits) recorded in 1999 and 1998, respectively, EBITDA would have been $1,049.8 million and $694.9 million in 1999 and 1998, respectively.

(9)	“Fixed charges” consist of interest on debt, amortization of deferred financing fees and that portion of rental expenses representative of interest (deemed to be one-third of rental expenses). “Earnings” consist of income before income taxes, fixed charges, undistributed earnings and minority interests.

(10)	Includes facilities operated by our less than majority-owned affiliates and facilities under construction.

(11)	“North America content per vehicle” is our net sales in North America divided by estimated total North America vehicle production.

(12)	“North America vehicle production” includes car and light truck production in the United States, Canada and Mexico estimated from industry sources.

(13)	“Western Europe content per vehicle” is our net sales in Western Europe divided by estimated total Western Europe vehicle production.

(14)	“Western Europe vehicle production” includes car and light truck production in Austria, Belgium, France, Germany, Italy, The Netherlands, Portugal, Spain, Sweden and the United Kingdom estimated from industry sources.

(15)	“South America content per vehicle” is our net sales in South America divided by estimated total South America vehicle production.

(16)	“South America vehicle production” includes car and light truck production in South America estimated from industry sources.

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

Overview

      We are the fifth largest automotive supplier in the world. Our sales have grown rapidly from $4.7 billion for the year ended December 31, 1995 to $14.1 billion for the year ended December 31, 2000. The major sources of this growth have been new program awards and the implementation of a strategic acquisition plan to capitalize on supplier consolidation trends in the automotive industry. Our customers are the major automotive manufacturers, including General Motors, Ford, DaimlerChrysler, Fiat, BMW, Volkswagen, Peugeot, Toyota, Subaru and Renault. As a result, our operations are directly affected by automotive vehicle production. The general slowdown in the North American automotive industry, which began in the second half of 2000, has had, and we believe will continue to have, a negative impact on our sales, net income and other results of operations. In recent months, automotive production in several European markets has also declined. Ford, one of our largest customers, recently announced reductions in its production schedule for the second half of 2001 due partially to deteriorating economic conditions in most of its major markets. Many of our other customers may be exposed to similar market conditions. In addition, the terrorist attacks in the United States on September 11, 2001 may result in a further decline in production volumes for the remainder of 2001. Therefore, our reported results of operations for the periods during 2000 are not indicative of our expected results of operations for the comparable periods in 2001.

Results of Operations

  Six Months Ended June 30, 2001 vs. Six Months Ended July 1, 2000

      Net sales in the first six months of 2001 declined by 6.0% to $7.1 billion from $7.6 billion in the first six months of 2000. Lower global production volumes on existing programs, foreign exchange rate fluctuations and divestitures negatively impacted net sales by approximately $748 million, $225 million and $109 million, respectively. These factors were partially offset by new business.

      For the six months ended June 30, 2001, gross profit and gross margin were $577 million and 8.1%, respectively, as compared to $764 million and 10.1%, respectively, for the six months ended July 1, 2000. The decrease in gross profit in the current period was primarily the result of customer production shutdowns, which contributed approximately $151 million to the decrease, divestitures, which contributed approximately $21 million to the decrease, and increased costs associated with new programs and launches, which contributed approximately $19 million to the decrease.

      Selling, general and administrative expenses, including research and development, decreased from $280 million in the first six months of 2000 to $262 million in the first six months of 2001, primarily as a result of cost reduction initiatives. As a percentage of net sales, selling, general and administrative expenses were 3.7% in the first six months of 2001 and 2000.

      Included in cost of goods sold and selling, general and administrative expenses are net severance costs of approximately $5 million and $5 million, respectively, related to actions to reduce our cost base, which were completed during the first six months of 2001. Approximately 4,800 employees in our worldwide workforce were terminated during this period.

      In the six months ended June 30, 2001 interest expense decreased to $136 million from $160 million in the six months ended July 1, 2000. Our reduced debt balance, lower interest rates and our receivables-backed securitization facility (the “ABS facility”) favorably impacted interest expense by approximately $13 million, $2 million and $8 million, respectively.

      Other (income) expense, which includes state and local taxes, foreign currency exchange, minority interests in consolidated subsidiaries, equity in net income of affiliates and other non-operating expenses, was $30 million in the six months ended June 30, 2001 as compared to $1 million in the six months ended July 1, 2000. During the first quarter of 2001, we recorded a gain of $12 million related to the sale of our Spanish wire business as well as a loss of $3 million related to the write-down of certain other assets to net realizable value. In addition, during the first six months of 2001, we recognized a discount of $10 million, of which approximately $3 million was non-recurring, related to the transfer of accounts receivable under the ABS facility. Excluding these non-recurring transactions, other (income) expense was $37 million in the first six months of 2001. During the second quarter of 2000, we recorded a gain of $37 million related to the sale of our sealants and foam rubber business. In addition, we recorded non-recurring expenses of $14 million, which included the disposal of idle equipment. Excluding these non-recurring transactions, other (income) expense was $24 million in the first six months of 2000. On an adjusted basis, the increase in other (income) expense for the first six months of the current year as compared to the first six months of the prior year was primarily due to a recurring discount of approximately $7 million related to the transfer of accounts receivable under the ABS facility and an increase of approximately $10 million in foreign currency exchange losses.

      The provision for income taxes in the current period was $44 million, representing an effective tax rate of 42.1%, as compared to $115 million, representing an effective tax rate of 41.2%, in the prior year. After adjusting for the non-recurring transactions discussed above, our effective tax rate was 39.1% and 41.0% in the first six months of 2001 and 2000, respectively. Net income in the six months ended June 30, 2001 was $59 million, or $.91 per share, as compared to $164 million, or $2.45 per share, in the six months ended July 1, 2000.

  Reportable Operating Segments

      Certain of the financial information presented below is for our three reportable operating segments for the periods presented. These segments are: seating, formerly seat and seat covers, which includes seat systems and the components thereof; interior, formerly interior and seat components, which includes flooring and acoustic systems, door panels, instrument panels, headliners and other interior products; and electronic and electrical, formerly interior wiring, which includes electronic and electrical distribution systems, interior control systems and wireless system. Since January 1, 2001, seat frames and seat tracks, which were previously included in our interior and seat components segment, have been included in our seating segment.

  Seating —

      Seating net sales were unchanged at $4.8 billion for the first six months of 2001 and 2000. Lower global production volumes on existing customer programs reduced seating net sales by $.3 billion. This decrease was offset by new business. Seating operating income before amortization and operating margin before amortization were $210 million and 4.3% for the first six months of 2001 as compared to $249 million and 5.2% for the first six months of 2000. This decrease in seating operating income before amortization and operating margin before amortization was primarily the result of lower customer requirements and production shutdowns, which contributed $45 million to the decrease in operating income before amortization, and the effect of our divestitures, which contributed $6 million to the decrease in operating income before amortization. Increased costs associated with new programs and launches also contributed $19 million to the decline in operating income before amortization. These decreases were partially offset by favorable product mix and new business.

  Interior —

      Interior net sales for the six months ended June 30, 2001 were $1.3 billion as compared to $1.6 billion for the six months ended July 1, 2000, a decrease of $.3 billion or 17.8%. This decrease was primarily due to lower global production volumes on existing customer programs, which negatively impacted interior net sales by $.2 billion, and the effect of our divestitures, which negatively impacted net sales by $.1 billion. Interior operating income before amortization and operating margin before amortization were $99 million and 7.8% for the six months ended June 30, 2001 as compared to $162 million and 10.4% for the six months ended July 1, 2000. This decrease in interior operating income before amortization and operating margin before amortization was primarily the result of lower customer requirements and production shutdowns, which contributed $52 million to the decrease in operating income before amortization, and the effect of our divestitures, which contributed $12 million to the decrease in operating income before amortization.

  Electronic and electrical —

      Electronic and electrical net sales for the first six months of 2001 were $1.0 billion as compared to $1.2 billion for the first six months of 2000, a decrease of $.2 billion or 15.0%. This decrease was primarily attributable to lower global production volumes on existing customer programs, which reduced electronic and electrical net sales by $.2 billion. Electronic and electrical operating income before amortization and operating margin before amortization were $88 million and 8.8% for the first six months of 2001 as compared to $153 million and 13.0% for the first six months of 2000. This decrease in electronic and electrical operating income before amortization and operating margin before amortization was primarily the result of lower customer requirements and production shutdowns, which contributed $54 million to the decrease in operating income before amortization, and the effect of our divestitures, which contributed $3 million to the decrease in operating income before amortization.

  Year Ended December 31, 2000 Compared With Year Ended December 31, 1999

      Net sales of $14.1 billion for the year ended December 31, 2000 exceeded net sales for the year ended December 31, 1999 by $1.6 billion or 13.2%. The increase was primarily due to new programs and increased production, which accounted for $1.2 billion of the increase, and to our acquisitions, which collectively accounted for $1.1 billion of the increase. The increase was partially offset by the negative impact of foreign currency exchange, $0.6 billion, and of our divestitures, $0.1 billion.

      Gross profit and gross margin improved to $1.5 billion and 10.3% for the year ended December 31, 2000 as compared to $1.3 billion and 10.2% for the year ended December 31, 1999. The increase was primarily due to the full year impact of the UT Automotive acquisition and incremental production volumes offset by increased engineering costs and European start-up expenses.

      Selling, general and administrative expenses, including research and development, as a percentage of net sales decreased to 3.7% for the year ended December 31, 2000 as compared to 3.9% for the year ended December 31, 1999. The decrease was primarily the result of the integration of UT Automotive in 2000 as well as additional expenses resulting from our acquisitions in 1999.

      Research and development costs incurred in connection with the development of new products and manufacturing methods, to the extent not recoverable from the customer, are charged to selling, general and administrative expenses as incurred. Such costs amounted to approximately $208.7 million, $181.2 million and $116.6 million for the years ended December 31, 2000, 1999 and 1998, respectively.

      Operating income and operating margin were $835.4 million and 5.9% for the year ended December 31, 2000 as compared to $713.3 million and 5.7% for the year ended December 31, 1999. Excluding the restructuring and other credits of $4.4 million in 1999, operating income and operating margin were $708.9 million and 5.7% for the year ended December 31, 1999. In 2000, operating income benefited from new programs and increased production, which accounted for $157 million of the increase, as well as from our acquisitions, which accounted for $111 million of the increase. Partially offsetting the increase in operating income were higher engineering costs, European start-up expenses and unfavorable foreign exchange. Non-cash depreciation and amortization charges were $392.2 million and $340.9 million for the years ended December 31, 2000 and 1999, respectively.

      During 2000, we recorded a credit of $4.5 million comprised of unutilized restructuring reserves from the 1998 restructuring charge. This credit was offset by a $4.5 million charge to restructure certain corporate and division administrative office functions. The 2000 charge was comprised entirely of severance and was substantially utilized by December 31, 2000.

      For the year ended December 31, 2000, interest expense increased to $316.2 million as compared to $235.1 million for the year ended December 31, 1999 as the result of debt incurred to finance acquisitions and increased interest rates under our primary credit facilities.

      Other expense, which includes state and local taxes, foreign currency exchange and other non-operating expenses, was $35.0 million for the year ended December 31, 2000 as compared to $35.2 million for the year ended December 31, 1999. In 2000, we recorded a net gain of $16.8 million related to the sale of certain businesses. In addition, we recorded non-recurring expenses of $13.6 million, which included the disposal of idle equipment. Excluding non-recurring transactions, other expense was $38.2 million for the year ended December 31, 2000.

      The provision for income taxes in 2000 was $197.3 million, an effective tax rate of 41.8%, as compared to $174.0 million, an effective tax rate of 40.4% in 1999. Net income for the year ended December 31, 2000 was $274.7 million or $4.17 per share as compared to $257.1 million or $3.80 per share for the year ended December 31, 1999. Net income per share benefited from a lower number of shares outstanding in 2000 as compared to 1999.

  Reportable Operating Segments

  Seat and seat covers —

      Seat and seat covers net sales were $8.6 billion for the year ended December 31, 2000 as compared to $7.9 billion for the year ended December 31, 1999, an increase of $.7 billion or 9.1%. This increase was primarily due to new programs and increased production on existing customer programs, which accounted for an increase of $.9 billion. This increase was partially offset by the negative impact of foreign currency exchange. Seat and seat covers operating income and operating margin, excluding amortization of goodwill and restructuring and other credits, were $495 million and 5.8% for the year ended December 31, 2000 as compared to $518 million and 6.6% for the year ended December 31, 1999, primarily due to higher engineering costs, European start-up expenses and the negative impact of foreign currency exchange. These decreases were partially offset by new programs and increased production on existing customer programs, which accounted for a $120 million increase in seat and seat covers operating income.

  Interior and seat components —

      Interior and seat components net sales were $3.3 billion for 2000 as compared to $3.0 billion for 1999, an increase of $.3 billion or 8.9%. This increase was primarily the result of new programs and increased production on existing customer programs, which contributed an increase of $.3 billion, as well as the impact of our acquisitions, principally UT Automotive, which collectively contributed an increase of $.3 billion. These increases were partially offset by the effect of our divestitures, which reduced interior and seat components net sales by $.1 billion, and the negative impact of foreign currency exchange. Interior and seat components operating income and operating margin, excluding amortization of goodwill and restructuring and other credits, were $313 million and 9.5% for 2000 as compared to $250 million and 8.3% for 1999. Interior and seat components operating income benefited from new programs and increased production on existing customer programs, which accounted for $29 million of the increase, as well as from the impact of our acquisitions, principally UT Automotive, which collectively accounted for $24 million of the increase. Interior and seat components operating income and operating margin also benefited from one-time synergy savings, resulting from the UT Automotive acquisition.

  Interior wiring —

      Interior wiring net sales were $2.2 billion for the current year as compared to $1.5 billion for the prior year, an increase of $.7 billion or 43.2%. This increase was primarily due to the full year impact of our acquisition of UT Automotive, which was acquired on May 4, 1999 and accounted for an increase of $.8 billion. This increase was partially offset by the negative impact of foreign currency exchange. Interior wiring operating income and operating margin, excluding amortization of goodwill and restructuring and other credits, were $252 million and 11.6% for the current year as compared to $145 million and 9.5% for the prior year. The increase in interior wiring operating income was primarily the result of the full year impact of our acquisition of UT Automotive, which contributed $87 million to the increase, as well as new programs and increased production on existing customer programs, which contributed $8 million to the increase. Interior wiring operating income and operating margin also benefited from one-time synergy savings, resulting from the UT Automotive acquisition.

  Year Ended December 31, 1999 Compared With Year Ended December 31, 1998

      Net sales for the year ended December 31, 1999 were $12.4 billion, exceeding net sales for the year ended December 31, 1998 by $3.4 billion, or 37.2%. Net sales in the current year benefited from acquisitions, which collectively accounted for approximately $2.9 billion of the increase. A combination of new business and product content increases, which contributed approximately $0.6 billion, as well as higher volumes in North America also contributed to the increase. In addition, approximately $0.2 billion of the increase reflects the adverse impact of the General Motors work stoppage on 1998 net sales. Partially offsetting the increase were reduced volumes in South America and unfavorable exchange rate fluctuations.

      Gross profit and gross margin were $1.3 billion and 10.2% in 1999 as compared to $0.9 billion and 9.5% in 1998. Gross profit and gross margin for 1999 reflect the contribution of acquisitions, which collectively accounted for approximately $0.3 billion of the increase in gross profit and resulted in a 0.7% increase in gross margin. New programs in North America and Europe also contributed approximately $0.1 billion to the increase in gross profit.

      Selling, general and administrative expenses, including research and development, as a percentage of net sales increased to 3.9% for 1999 as compared to 3.7% for the previous year. The increase in expenses for 1999 as compared to 1998 was due primarily to the inclusion of expenses incurred as a result of acquisitions, partially offset by the benefits from sales leveraging, the positive impact of our restructuring efforts and continued cost-cutting efforts.

      Research and development costs incurred in connection with the development of new products and manufacturing methods, to the extent not recoverable from the customer, are charged to selling, general and administrative expenses as incurred. Such costs amounted to approximately $181.2 million, $116.6 million and $90.4 million for the years ended December 31, 1999, 1998 and 1997, respectively.

      Operating income and operating margin were $713 million and 5.7% for the year ended December 31, 1999 as compared to $342 million and 3.8% for the year ended December 31, 1998. Excluding the restructuring and other charges (credits) of $(4.4) million in 1999 and $133.0 million in 1998, operating income and operating margin for the current year were $709 million and 5.7% as compared to $475 million and 5.2% for the previous year. Operating income in the current year reflects the contribution of acquisitions, which collectively accounted for approximately $195 million of the increase. In addition, approximately $39 million of the increase in operating income reflects the adverse impact of the General Motors work stoppage on 1998 operating income. The increase was partially offset by additional launch costs in South America. The increase in operating margin in 1999 as compared to 1998 is due primarily to the non-recurring impact of the General Motors work stoppage which reduced operating margin by 0.4% in 1998. Other factors which contributed to the increase in operating margin include the performance of our acquisitions, the positive impact of our restructuring efforts and the improved performance of our European and Delphi seating operations. Non-cash depreciation and amortization charges were $341 million and $220 million for the years ended December 31, 1999 and 1998, respectively.

      Interest expense in 1999 increased by $125 million to $235 million as compared to 1998, primarily due to the debt incurred to finance recent acquisitions.

      Other expenses, which include state and local taxes and foreign currency exchange gains and losses, increased to $35 million in 1999, as compared to $17 million in 1998. This was due to state and local taxes associated with our acquisitions and our foreign locations, as well as foreign exchange losses.

      Net income for the year ended December 31, 1999 was $257 million, or $3.80 per share, as compared to $115 million, or $1.70 per share, for the year ended December 31, 1998. Without the restructuring and other charges (credits), the provision for income taxes in 1999 was $172 million, an effective tax rate of 40.4%, as compared to $134 million, an effective tax rate of 39.3%, in 1998.

  Reportable Operating Segments

  Seat and seat covers —

      Seat and seat covers net sales for the year ended December 31, 1999 were $7.9 billion as compared to $6.7 billion for the year ended December 31, 1998, an increase of $1.2 billion or 18.4%. This increase was primarily the result of new business and product content increases, which contributed $.4 billion to the increase, and the impact of our acquisitions, which contributed $.6 billion to the increase. In addition, approximately $.2 billion of the increase in seat and seat covers net sales reflects the adverse impact of the General Motors work stoppage in 1998. These increases were partially offset by reduced volumes in South America. Seat and seat covers operating income and operating margin, excluding amortization of goodwill and restructuring and other charges (credits), were $518 million and 6.6% for the year ended December 31, 1999 as compared to $417 million and 6.3% for the year ended December 31, 1998. The increase in seat and seat covers operating income was partially the result of the impact of our acquisitions, which accounted for $18 million of the increase. In addition, approximately $35 million of the increase in operating income reflects the adverse impact of the General Motors work stoppage in 1998. Operating income also benefited from sales leveraging, the positive impact of the 1998 restructuring and continued cost-cutting efforts. These increases in operating income were partially offset by additional launch costs in South America.

  Interior and seat components —

      Interior and seat components net sales were $3.0 billion for 1999 as compared to $2.4 billion for 1998, an increase of $.6 billion or 25.9%. This increase was primarily due to new business and product content increases, which accounted for $.1 billion of the increase, and the impact of our acquisitions, which collectively accounted for $.7 billion of the increase. These increases were partially offset by the negative impact of foreign currency exchange. Interior and seat component operating income and operating margin, excluding amortization of goodwill and restructuring and other charges (credits), were $250 million and 8.3% for 1999 as compared to $239 million and 10.0% for 1998. The increase in interior and seat components operating income was primarily the result of the impact of our acquisitions, which collectively contributed $4 million to the increase, as well as the adverse effect of the General Motors work stoppage, which reduced 1998 operating income by $4 million. The decline in operating margin was primarily the result of lower margins on products sold by certain recently acquired businesses.

  Interior wiring —

      We acquired our interior wiring division in May 1999 as part of our acquisition of UT Automotive. Interior wiring net sales were $1.5 billion for 1999. Interior wiring operating income and operating margin, excluding amortization of goodwill and restructuring and other charges (credits), were $145 million and 9.5% for 1999.

  Restructuring and Other Charges (Credits)

      In the fourth quarter of 1998, we began to implement a restructuring plan designed to lower our cost structure and improve our long-term competitive position. As a result of this restructuring plan, we recorded pre-tax charges of $133.0 million, consisting of $110.5 million of restructuring charges and $22.5 million of other charges.

      The plan originally called for the closure of or exit from 13 facilities, of which 12 had been closed or vacated as of December 31, 2000. In addition, the plan called for the termination of approximately 3,000 employees, of which 2,604 had been terminated as of December 31, 2000. During 2000, the closure and the related termination of 280 employees at a European facility was cancelled due to a request from a customer to continue supplying product. In addition, during 1999, we cancelled the termination of 116 manufacturing and engineering personnel in Italy and Germany due to increased demand on the related programs. Accordingly, during 2000 and 1999, we made adjustments to the original restructuring provision, resulting in net restructuring credits of approximately $4.5 million and $10.1 million, respectively.

Additionally, during 1999, we expensed as incurred approximately $5.7 million of employee and equipment relocation costs incurred in connection with the implementation of the restructuring plan. There have been no other significant changes to the original restructuring plan. As of December 31, 2000, this restructuring was complete.

      In the fourth quarter of 2000, we implemented a restructuring plan to streamline corporate and division administrative office functions. As a result of this restructuring plan, we recorded pre-tax charges of $4.5 million, consisting entirely of employee severance costs.

      In 2000, we realized approximately $40 million in savings as a direct result of the restructuring and other activities. In future years, we expect to realize similar annual savings.

Liquidity and Financial Condition

      Our primary liquidity needs are to fund capital expenditures, service indebtedness and support working capital requirements. Our primary sources of liquidity are cash flow from operating activities and borrowing availability under our primary credit facilities. A substantial portion of our operating income is generated by our subsidiaries. As a result, we are dependent on the earnings and cash flows of, and dividends and distributions or advances from, our subsidiaries to provide the funds necessary to meet our obligations. There are no material restrictions on the ability of our subsidiaries to pay dividends or make other distributions to Lear.

  Cash Flow

      Cash flows from operating activities generated $507 million during the first six months of 2001 as compared to $294 million during the first six months of 2000. Excluding the proceeds of $303 million from sales of receivables under the ABS, operating activities were a source of cash of $204 million in the current period. This decrease was primarily the result of the decline in net income in the first six months of 2001 to $59 million from $164 million in the first six months of 2000. Depreciation and amortization was $200 million for the first six months of 2001 and $199 million for the first six months of 2000.

      Net cash used in investing activities decreased from $65 million in the first six months of 2000 to $37 million in the first six months of 2001. Capital expenditures decreased from $161 million in the first six months of 2000 to $88 million in the first six months of 2001. This was largely offset by a decrease in proceeds from divestitures from $104 million in the six months ended July 1, 2000 to $45 million in the six months ended June 30, 2001. We currently anticipate capital expenditures of $250 million to $275 million for 2001.

      Net cash used in financing activities increased from $240 million in the six months ended July 1, 2000 to $471 million in the six months ended June 30, 2001 due to the utilization of the proceeds from the ABS facility to reduce debt under our primary credit facilities.

      Cash flows from operating activities generated $753 million in 2000 as compared to $560 million in 1999. Net income increased to $275 million in 2000 as compared to $257 million in 1999. An increase in non-cash depreciation and goodwill amortization charges to $392 million in 2000 from $341 million in 1999 and the favorable impact of recoverable customer engineering and tooling, which was a source of $24 million in 2000 and a use of $134 million in 1999, respectively, was partially offset by a decrease in cash due to changes in working capital items. Cash generated from change in working capital items decreased to $65 million in 2000 as compared to $130 million in 1999, due primarily to decreases in accrued liabilities.

      Net cash used in investing activities decreased from $2.5 billion in 1999 to $0.2 billion in 2000. In 2000, the disposition of certain businesses generated $117 million. In 1999, the acquisition of UT Automotive for $2.3 billion, net of cash acquired, combined with investments in Peregrine, Polovat, Ovatex and Lear-Donnelly Overhead Systems, resulted in net acquisition costs of $2.5 billion. Further, in 1999, the Electric Motor Systems business of the former UT Automotive was sold for $310 million. Capital expenditures decreased from $391 million in 1999 to $322 million in 2000 as a result of higher capital requirements in 1999, the initial year of UT Automotive’s acquisition. We currently anticipate capital expenditures for 2001 of $275 million to $300 million. Long-lived tangible assets for each of the geographic areas in which we operate as of December 31, 2000, 1999 and 1998 were as follows (in millions):

	December 31,

	2000	1999	1998

United States	$1,072.2	$1,132.5	$611.6

Canada	85.1	82.2	82.9

Germany	109.1	102.9	96.9

Other	624.9	652.4	390.9

Total	$1,891.3	$1,970.0	$1,182.3

  Capitalization

      We utilize uncommitted lines of credit to satisfy a portion of our short-term working capital requirements. For the six months ended June 30, 2001 and during the years ended December 31, 2000 and 1999, our average outstanding unsecured short-term debt balances were $37 million, $77 million, and $88 million, respectively. Weighted average short-term interest rates were 6.5%, 6.7%, and 5.5% for the respective periods.

      We utilize a combination of committed credit facilities and longer term senior and subordinated notes to fund our capital expenditure and base working capital requirements. For the six months ended June 30, 2001 and during the years ended December 31, 2000 and 1999, our average outstanding long-term debt balances were $2.8 billion, $3.3 billion, $2.7 billion, respectively. Weighted average long-term interest rates (including rates under our committed credit facilities) were 7.5%, 7.3% and 6.6% for the respective periods.

      In March 2001, we entered into an amendment and restatement of our then-existing $2.1 billion revolving credit facility, which was scheduled to mature in September 2001. In addition, at that time we also amended and restated our other primary credit facilities. Our primary credit facilities currently consist of a $1.7 billion amended and restated revolving credit facility, which matures on March 26, 2006, a $500 million revolving credit facility, which matures on May 4, 2004, and a $500 million term loan, having scheduled amortization which began on October 31, 2000 and a final maturity on May 4, 2004. As of June 30, 2001, $400 million was outstanding under the term loan. See “Description of Other Material Indebtedness.”

      Our primary credit facilities contain operating and financial covenants that, among other things, could limit our ability to obtain additional sources of capital. The primary credit facilities are guaranteed by certain of our significant domestic subsidiaries and secured by the pledge of all or a portion of the capital stock of certain of our significant subsidiaries. Our senior notes are guaranteed by the same domestic subsidiaries that guarantee our primary credit facilities.

      On March 20, 2001, we issued 8.125% senior notes due 2008 in an aggregate principal amount of €250 million. The offering of the senior notes was not registered under the Securities Act of 1933, as amended. Under the terms of a registration rights agreement entered into in connection with the issuance of the notes, we are required to complete an exchange offer of the notes for substantially identical notes registered under the Securities Act. This prospectus constitutes part of the registration statement relating to such exchange offer.

      As of June 30, 2001, we had $.6 billion outstanding under the primary credit facilities and $56.1 million committed under outstanding letters of credit, resulting in approximately $1.9 billion unused and available. In addition to debt outstanding under the primary credit facilities, we had $2.0 billion of debt, including short-term borrowings, outstanding as of June 30, 2001, consisting primarily of $1.4 billion of senior notes due between 2005 and 2009 and €250 million (approximately $216 million based on the exchange rate in effect as of June 30, 2001) of senior notes due 2008. This amount also included $200 million aggregate principal amount of 9.50% subordinated notes which have since been redeemed.

      In November 2000, we entered into a receivables-backed receivables purchase facility. The ABS facility is a 364-day committed facility and currently provides for maximum purchases of adjusted accounts receivable of $300 million. During the first six months of 2001, we and our subsidiaries, through a special purpose corporation, sold adjusted accounts receivable totaling $2.6 billion under the ABS facility and recognized a discount of approximately $10 million, which is reflected as other expense, net in the consolidated statement of income for the six months ended June 30, 2001.

      The special purpose corporation purchases the receivables from us and several of our subsidiaries and then simultaneously transfers undivided interests in the receivables to certain bank conduits which fund their purchases through the issuance of commercial paper. We continue to service the transferred receivables and receive an annual servicing fee of 1.0% of the sold receivables. The conduit investors and the special purpose corporation have no recourse to our or our subsidiaries’ other assets for the failure of the accounts receivable obligors to timely pay on the accounts receivable. With respect to the sold receivables, our retained interest is subordinated to the bank conduits’ undivided purchased interests. The sold receivables servicing portfolio amounted to $630 million as of June 30, 2001.

      In March 2000, our Board of Directors approved a share repurchase program, authorizing the repurchase of up to an additional 6.7 million shares of our outstanding Common Stock over a 24-month period. In 2000, we purchased 3,352,100 shares of our outstanding Common Stock at an average purchase price of $23.24. In both 1999 and 1998, we purchased 500,000 shares of our outstanding Common Stock at an average purchase price of $30.47 and $36.55 per share, respectively.

      Our primary credit facilities provide for scheduled term loan repayments of $50 million in the last six months of 2001, $125 million in 2002, $150 million in 2003 and $75 million in 2004. In addition, scheduled interest payments on our outstanding senior notes are $65 million in the last six months of 2001, $131 million in 2002, $131 million in 2003 and $131 million in 2004.

      On May 1, 2001, we redeemed our 8.25% subordinated notes due 2002. The redemption was made at par. On August 9, 2001, we redeemed our 9.50% subordinated notes due 2006. The redemption was made at 104.75% of the aggregate principal amount of the notes. The redemptions were financed through borrowings under our primary credit facilities. As a result of the redemption of the 9.50% subordinated notes due 2006, we will recognize an extraordinary loss on early extinguishment of debt of approximately $12.0 million ($7.3 million after tax) in the third quarter of 2001 related to the redemption premium and the write-off of deferred financing fees.

      We believe that cash flows from operations and available credit facilities will be sufficient to meet our anticipated debt service obligations, projected capital expenditures and working capital requirements.

Business

General

      We are the fifth largest automotive supplier in the world. We are the leading supplier in the estimated $60 billion global automotive interior market and the third largest supplier in the estimated $20 billion global automotive electrical distribution systems market. We have grown substantially over the last five years as a result of both internal growth and acquisitions. Our sales have grown from $4.7 billion in 1995 to $14.1 billion in 2000, a compound annual growth rate of 24%. Operating income has grown from $245 million in 1995 to $835 million in 2000, a compound annual growth rate of 28%. EBITDA has grown from $337 million in 1995 to $1.228 billion in 2000, a compound annual growth rate of 30%. Our present customers include every major automotive manufacturer in the world, including General Motors, Ford, DaimlerChrysler, Fiat, BMW, Volkswagen, Peugeot, Toyota, Subaru and Renault.

      We have established in-house capabilities in all five principal segments of the automotive interior market: seat systems; flooring and acoustic systems; door panels; instrument panels; and headliners. We are the leading supplier in the estimated $27 billion global seat systems market. In North America, we are one of the two largest suppliers in each of the other principal automotive interior markets, except the instrument panels market in which we are the sixth largest supplier. We are also one of the leading global suppliers of automotive electrical distribution systems. As a result of these capabilities, we offer our customers fully integrated modules, as well as design, engineering and project management support for the entire automotive interior, including electronics and electrical distribution systems. We believe that our ability to offer automotive interiors with integrated electrical distribution systems provides us with a competitive advantage as automotive manufacturers continue to reduce their supplier base and cost structures and to demand improved quality and greater product integration and enhanced technology.

      We are focused on delivering high quality automotive interior systems and components to our customers on a global basis. Due to the opportunity for significant cost savings and improved product quality and consistency, automotive manufacturers have increasingly required their suppliers to manufacture automotive interior systems and components in multiple geographic markets. In recent years, we have followed our customers and expanded our operations significantly in Europe, South America, South Africa and the Asia/ Pacific Rim region. As a result of our efforts to expand our worldwide operations, our sales outside the United States and Canada have grown from $1.6 billion in 1995 to $5.5 billion in 2000. In particular, our sales in Europe have grown from $1.3 billion in 1995 to $4.1 billion in 2000, or 29% of sales.

Strategy

      Our principal objectives are to expand our position as the leading supplier of automotive interior systems in the world and continue to capitalize on integration opportunities resulting from our electrical distribution system capabilities. We intend to build on our full-service capabilities, strong customer relationships and worldwide presence to increase our share of the global automotive interior market. To this end, our strategy is to capitalize on three significant trends in the automotive industry:

•	the increasing emphasis on the automotive interior by automotive manufacturers as they seek to differentiate their vehicles in the marketplace;

•	the increasing demand for fully-integrated modular assemblies, such as cockpits, overhead and door panel modules; and

•	the consolidation and globalization of the supply base of automotive manufacturers.

      These trends are rooted in the competitive pressures on automotive manufacturers to improve quality at a lower cost and reduce time to market, capital needs, labor costs, overhead and inventory. These trends have resulted in automotive manufacturers outsourcing complete modules of the interior as well as complete automotive interiors. Recently, we have received a number of business awards to design, engineer, manufacture, deliver and, in some cases, install complete interior modules as well as complete automotive interiors. We believe that the criteria for selection of automotive interior is not only cost, quality and responsiveness, but increasingly includes worldwide presence and certain full-service capabilities, such as the capability to supply electronically-integrated systems and modules.

      Elements of our strategy include:

      •  Enhance Strong Relationships with our Customers. We have developed strong relationships with our customers which allow us to identify business opportunities and anticipate customer needs in the early stages of vehicle design. Working closely with our customers in the early stages of designing and engineering vehicle interior systems gives us a competitive advantage in securing new business. We maintain a “Customer Focus Group” for all of our major customers. This organizational structure consists of several dedicated groups, most of which are focused on serving the needs of an individual customer and supporting that customer’s programs and product development. Our “Customer Focus Group” interfaces with our “Product Focus Group” to provide all of the interior systems and components that the customer needs, allowing that customer’s purchasing agents, engineers and designers to have a single point of contact. We work to maintain an excellent reputation with our customers for timely delivery and customer service and for providing world-class quality at competitive prices. As a result of our service and performance record, many of our facilities have won awards from the automotive manufacturers with which we do business.

      •  Capitalize on Module and Integration Opportunities. We believe that the same competitive pressures that led automotive manufacturers to outsource the individual interior components to independent suppliers will cause our customers to demand delivery of fully-integrated modules for new vehicle models. As automotive manufacturers continue to seek ways to improve quality and reduce costs, we believe customers will increasingly look to independent suppliers to:

•	supply fully integrated modules of the automotive interior; and

•	act as systems integrators, by managing the design, purchase and supply of the total automotive interior.

      •  Leverage Electronic Capabilities. Because electronic products and electrical/electronic distribution systems are an increasingly important part of automotive interior systems, we believe that we will have a competitive advantage in securing new business and taking advantage of integration opportunities as a result of our capabilities in this area.

      •  Continue Global Expansion. Global expansion will continue to be an important element of our growth strategy. In 2000, approximately two-thirds of the global automotive interior production took place outside of North America. In recent years, automotive manufacturers in Europe have outsourced to a greater number of automotive suppliers than automotive manufacturers in North America. As a result, we believe that we have excellent opportunities for continued growth through supplier consolidation in Europe, as automotive manufacturers reduce the number of suppliers with whom they do business. Markets such as South America and the Asia/ Pacific Rim region also present long-term growth opportunities as demand for automotive vehicles increases and automotive manufacturers expand production in these markets. As a result of our strong customer relationships and worldwide presence, we believe that we are well-positioned to continue to grow with our customers as they expand their operations worldwide.

      •  Invest in Product Technology and Design Capability. We will continue to make significant investments in technology and design capability to support our products. We maintain five advanced technology centers and several customer-focused product engineering centers where we design and develop new products and conduct extensive product testing. We also have state-of-the-art acoustics testing, instrumentation and data analysis capabilities. We believe that in order to effectively develop total automotive interior systems, it is necessary to integrate the research, design, development, styling and validation of all automotive interior subsystems concurrently. Our advanced technology center gives us the ability to integrate engineering, research, development and validation capabilities for all five automotive interior systems at one location. Our investments in research and development are consumer-driven and customer-focused. We conduct extensive analysis and testing of consumer responses to automotive interior styling and innovations. Because automotive manufacturers increasingly view the vehicle interior as a major selling point to their customers, the focus of our research and development efforts is to identify new interior features that make vehicles safer, more comfortable and attractive to consumers.

      •  Increase Use of “Just-in-Time” Facility Network. We have established facilities that allow our customers to receive automotive interior products on a “just-in-time” basis. The “just-in-time” manufacturing process minimizes inventories and fixed costs for both us and our customers and enables us to deliver products on as little as ninety minutes notice. Most of our “just-in-time” manufacturing facilities are dedicated to individual customers. In many cases, by carefully managing floor space and overall efficiency, we can move the final assembly and sequencing of other automotive interior systems and components from centrally located facilities to our existing “just-in-time” facilities. Combining our “just-in-time” manufacturing techniques with our systems integration capabilities provides us with an important competitive advantage in delivering total automotive interior systems to automotive manufacturers.

Products

      Our products have evolved as a result of our many years of manufacturing experience in the automotive seat frame market, where we have been a supplier to Ford and General Motors since our inception in 1917. The seat frame has structural and safety requirements which make it the basis for overall seat design and was the logical first step to our emergence as a premier supplier of entire seat systems and seat components. As we have grown, we have expanded our product offerings and can now manufacture and supply our customers with completely integrated interiors, including flooring and acoustic systems, door panels, headliners, instrument panels and electrical distribution systems and electronics. We also produce a variety of blow-molded products and other automotive components. Our sales for the year ended December 31, 2000 were comprised of the following products: 61% seat systems; 24% interior trim products and components; and 15% electrical distribution systems and electronics. We believe that automotive manufacturers will continue to seek ways to improve vehicle quality and value while reducing the costs of vehicle components. As automotive manufacturers pursue these objectives, we expect that they will increasingly look to suppliers with the capability to test, design, engineer and deliver products for a complete vehicle interior. We believe that we will be able to design fully-integrated modules of the automotive interior to:

•	reduce the number and complexity of parts used;

•	improve quality and warranty performance;

•	reduce automotive manufacturers’ installation costs;

•	reduce overall weight of the vehicle; and

•	add value at lower costs.

      We also believe that automotive manufacturers will continue their move to modular integrated production by sourcing to key suppliers the development and manufacture of complete interior systems.

      Our principal products fall into the following categories:

      •  Seat Systems. The seat systems business consists of the manufacture, assembly and supply of vehicle seating requirements. Seat systems typically represent approximately 30% to 40% of the cost of the total automotive interior. We produce seat systems for automobiles and light trucks that are fully-finished and ready for installation. Seat systems are fully-assembled seats, designed to achieve maximum passenger comfort by adding a wide range of manual and power features such as lumbar supports, cushion and back bolsters and leg and thigh supports.

      As a result of our product technology and product design strengths, we are a leader in incorporating convenience features and safety improvements into seat designs as well as in developing methods to reduce our customers’ costs throughout the automotive interior. In 1998, we adopted a new methodology for developing automotive interiors, “People-Vehicle-Interface” or PVI Method™. PVI Method™ is the

innovation development discipline that we use to understand what consumers really want inside their vehicles, while simultaneously developing automotive interiors that meet both federal safety standards and customer requirements. We also manufacture an integrated restraint seat system that increases occupant comfort and convenience. Exclusive to Lear, this patented seating concept uses an ultra high-strength steel tower and a split-frame design to improve occupant comfort and convenience. Additionally, our Self-Aligning Head Restraint is an advancement in front seat passive safety. By reducing the space between the occupant’s head and the headrest in a rear impact situation through use of a headrest system that “moves” with the occupant, the difference between the rearward movement of the head and the shoulder area can be minimized. Finally, in the event of a crash, our Advanced Protection and Extrication System provides improved head protection as well as enhanced driver safety during the extrication and transport of an injured driver.

      •  Electronic and Electrical Distribution Systems Products. The function of a basic automotive electrical distribution system is to provide the electrical interconnections necessary to convey and distribute electrical power and signals. The distribution of such power and signals is essential for activating, controlling, operating and/or monitoring electric devices and systems throughout the vehicle. The electrical network extends to virtually every part of a vehicle, including powered comfort/convenience accessories, lighting and signaling, heating and cooling systems, powertrain, chassis, safety restraints systems and other devices. We have the capability to design and supply complete electrical distribution systems on a global basis. The electronic and electrical products are grouped into three categories: Interior Control Systems, Wireless Systems and Electronic and Electrical Distribution Systems.

      Interior Control Systems products include the following:

•	Instrument Panel Center Console Controls which provide a control panel for the entertainment system, accessory switch functions, heating, ventilation, and air conditioning.

•	Multifunction Turn Signal Controls which consolidate various combinations of hazard lights, headlamps, parking lamps, fog lamps, wipers and washers, cruise controls, high/low headlamp beams and turn signal functions.

•	Integrated Seat Adjuster Modules which combine seat adjustment, power lumbar support, memory function and heated seat into one package.

•	Integrated Door Controls which consolidate the controls for window lift, door lock, power mirror and heated seat.

•	Integrated Door and Seat Control Flip Panel Systems which perform all power door and power seat functions from two stacked panels.

      Wireless Systems products include the following:

•	Dual Range/ Dual Function Remote Keyless Entry (RKE) Systems which allow a single RKE transmitter button to perform multiple functions depending upon the operator’s distance from the vehicle.

•	Remote Keyless Entry and Immobilizer Modules which combine the features of a remote keyless entry receiver and the immobilizer key reader into a single module.

•	Custom Key Fobs which use decorative molding technology to offer a wide variety of options in fob design patterns or colors including textures, logos, text and translucent and glow-in-the-dark colors.

•	Passive Entry Systems which allow the vehicle operator to unlock the door without using a key or physically activating the RKE fob. The passive entry technology is imbedded in the fob so that a separate device is not required.

      Electronic and Electrical Distribution Systems products include the following:

•	Wire harness assemblies which are a collection of terminals, connectors and wire that connect all the various electrical/electronic devices in the vehicle to each other and/or to a power source.

•	Terminals and connectors which are components of wire harnesses and other electrical/electronic devices that serve as a connection method between wire harnesses and electrical/electronic devices.

•	Fuse boxes which are centrally located boxes in the vehicle that contain fuses and/or relays for circuit and device protection as well as power distribution.

•	Junction boxes which serve as a connection point for multiple wire harnesses. In addition, they may also contain fuses and relays for circuit and device protection. In conjunction with an electronic module, they become the high current distributor of power in the vehicle.

      Electrical and electronic content per vehicle continues to grow as installation of powered accessories and new features such as rear seat entertainment and navigation systems increases. Electronics’ share of the average value of U.S. vehicles has risen from 10% in 1990 to 30% in 2000. At the same time, many vehicle functions which had previously been hydraulically or mechanically activated are being replaced by electrical/electronic actuation resulting in a higher number of circuits and electromechanical and electronic controls and switches per vehicle. We believe that we are well-positioned to capitalize on this trend due to our broad range of electrical/electronic products.

      The automotive electrical distribution systems and electrical/electronic automotive products businesses have been rapidly evolving in recent years as electronic functionality is added to traditional wiring systems. This progression has involved the integration of existing products and the development of new products, competencies and technologies. The progressive increase in the content and complexity of electrical and electronic components requires a broader, overall design perspective. This shift in design philosophy is described as “moving from the wire itself to the wire ends,” reflecting a view that design should include both wiring systems and the electromechanical and electronic devices to which they are connected. The migration from electrical distribution systems to electrical and electronic distribution systems will facilitate integration of wiring, electronics and switching/control products within the overall electrical architecture of a vehicle and generate significant design benefits for customers. For example, we expect this integrated approach to help designers optimize the number of circuits and electronic control modules/microprocessors and help program managers validate the performance of all of the individual components in a vehicle’s electronic systems. Intertronics™, our ability to integrate electronic and electrical products into vehicle interior systems, is already producing results. Our Integrated Seat Adjuster Module has two dozen fewer cut circuits and five fewer connectors, weighs a half of a pound less and costs 20% less than a traditional seat wiring system.

      The migration from electrical distribution systems to electrical and electronic distribution systems can be seen in a number of new and next generation products. For example, our smart junction box combines traditional junction box function with electronics capabilities. Unlike earlier junction box designs, which provided the mechanical interconnection of electrical wire harnesses, smart junction boxes can incorporate electronic control functions traditionally located elsewhere in the vehicle. We are also positioned to participate in the development of advanced vehicle operating systems. Advanced vehicle operating systems will combine technologies ranging from safety and security features to power management to the integration of personal electronics.

      •  Flooring and Acoustic Systems. The automotive flooring system is multi-purpose. Performance is based on the correct selection of materials to achieve an attractive, quiet and durable interior compartment. Automotive carpet requirements are more stringent than the requirements for carpet used in homes and offices. For example, automotive carpet must provide higher resistance to fading and improved resistance to wear despite being lighter in weight than carpet found in homes and offices. Our significant experience in automotive flooring has enabled us to meet these specialized needs. Carpet flooring systems generally consist of tufted carpet with a thermoplastic backcoating which, when heated, allows the carpet to be fitted precisely to the interior of the vehicle. Additional insulation materials are added to provide noise, vibration and harshness resistance. Flooring systems are complex products which are based on sophisticated designs and use specialized design materials to achieve the desired visual, acoustic and heat management requirements in the automotive interior.

      Flooring systems consist both of carpet and vinyl products, molded to fit precisely the front and rear passenger compartments of cars and trucks, and accessory mats. While carpet floors are used predominately in passenger cars and trucks, vinyl floors, because of their better wear and maintenance characteristics, are used primarily in commercial and fleet vehicles. We are one of the largest independent suppliers of vinyl automotive flooring systems in North America and one of the few suppliers of both carpet and vinyl automotive flooring systems.

      Our primary acoustic product, after flooring systems, is the dash insulator. The dash insulator separates the passenger compartment from the engine compartment, and is the primary component for preventing engine noise and heat from entering the passenger compartment. Our ability to produce both the dash insulator and the flooring system enables us to accelerate the design process and supply an integrated system. Automotive manufacturers, recognizing the cost and quality advantages of producing the dash insulator and the flooring system as an integrated system, are increasingly seeking suppliers to coordinate the design, development and manufacture of the entire flooring and acoustic system.

      •  Door Panels. Door panels consist of several component parts that are attached to a substrate by various methods. Specific components include vinyl or cloth-covered appliqués, armrests, radio speaker grilles, map pocket compartments, carpet and sound-reducing insulation. In addition, door panels often incorporate electrical distribution systems and electrical/electronic products, including switches and wire harnesses for the control of power seats, windows, mirrors and door locks. Upon assembly, each component must fit precisely and must match the color of the base substrate. We have been awarded a program with a major OEM to begin supplying its One-Step™ Liftgate Module in the 2003 model year. The One-Step™ Liftgate consolidates all internal mechanisms, including glass, window regulator and latches, providing our customers with a fully assembled higher-quality product at a lower price. The One-Step™ door and One-Step™ Liftgate can be shipped to automotive manufacturers fully assembled, tested and ready for installation. We believe the One-Step™ door and One-Step™ Liftgate offer us opportunities to capture a major share of the estimated $9 billion modular door market.

      •  Instrument Panels. The instrument panel is a complex system of coverings, foams, plastics and metals designed to house various components and act as a safety device for the vehicle occupants. Specific components of the cockpit include the gauge cluster, the heating, venting and air conditioning module, air distribution ducts, air vents, cross car structure, glove compartment assemblies, electrical/electronic components, wiring harness, radio system and driver and passenger safety systems. As the primary occupant focal point of the vehicle interior, the instrument panel is designed to be aesthetically pleasing while also housing various components.

      Over the past several years, the automotive industry has seen a rapid increase in the complexity of instrument panels. Automotive manufacturers are beginning to require that suppliers produce integrated instrument panels that combine electrical/electronic products with other traditional instrument panel components. This movement provides suppliers with the opportunity to capitalize on the ability of instrument panels to incorporate an increased number of higher-margin, value-added components, such as telecommunications and navigational equipment. In addition to being responsible for the overall design, integration and assembly of the cockpit system, we will be able to supply the basic instrument panel, the structural cross vehicle beam, numerous molded parts and a variety of electrical/electronic components. We believe that our strength in designing and manufacturing electrical distribution systems and electrical/electronic products will enhance our position as a leading supplier of instrument panels and better position us as automotive manufacturers continue to demand more complex integrated systems.

      Another trend in the instrument panel segment concerns safety issues in air bag technologies. Through our research and development efforts, we intend to introduce cost effective, integrated, seamless airbag covers, which increase occupant safety. Future trends in the instrument panel segment will continue to focus on safety with the introduction of innovations such as knee restraints and energy-absorbing substructures.

      •  Headliners. Headliners consist of a substrate as well as a finished interior layer made of a variety of fabrics and materials. While headliners are an important contributor to interior aesthetics, they also provide insulation from road noise and can serve as carriers for a variety of other components, such as visors, overhead consoles, grab handles, coat hooks, electrical wiring, speakers, lighting and other electrical/electronic products. As electrical/electronic content available in vehicles has increased, headliners have emerged as an important carrier of technology since electronic features ranging from garage door openers to lighting systems are often optimally situated in the headliner system.

      As automotive manufacturers continue to seek ways to improve vehicle quality and simultaneously reduce costs, headliners are increasingly being outsourced to suppliers with extensive technological and systems integration capabilities. In addition, as with door panels and instrument panels, the ability of headliners to incorporate more components, provides us with the opportunity to increase the number of high-margin, value-added products we supply to automotive manufacturers.

Manufacturing

      Most of our manufacturing facilities use just-in-time manufacturing techniques. Most of our seating-related products and many of our other interior products are delivered to the automotive manufacturers on a just-in-time basis. The just-in-time concept, first broadly used by Japanese automotive manufacturers, is the cornerstone of our manufacturing and supply strategy. This strategy involves many of the principles of the Japanese system but was adapted for compatibility with the increased volume requirements and geographic distances of the North American market. We first developed just-in-time operations in the early 1980’s. We had previously operated under traditional manufacturing practices, resulting in relatively low inventory turnover rates, significant scrap and rework, a high level of indirect labor costs and long production set-up times. As a result of just-in-time manufacturing techniques, we have been able to consolidate plants, increase capacity and significantly increase inventory turnover, quality and productivity.

      The just-in-time principles first developed at our seat frame plants were next applied to our growing seat systems business and have now evolved into sequential parts delivery principles. Our seating plants are typically no more than 30 minutes or 20 miles from our customers’ assembly plants and are able to manufacture seats for delivery to the customers’ facilities in as little as 90 minutes. Orders for our seats are received on a weekly basis, pursuant to blanket purchase orders for annual requirements. These orders detail the customers’ needs for the following week. In addition, constant computer and other communication connections are maintained between personnel at our plants and personnel at the customers’ plants to keep production current with the customers’ demand.

      As we have expanded our product line to include total automotive interiors, we have also expanded our just-in-time facility network. Our strategy is to leverage our just-in-time seat system facilities by moving the final assembly and sequencing of other interior components from our centrally-located facilities to our just-in-time facilities.

      A description of the manufacturing processes for each of our product segments is set forth below.

      •  Seat Systems.  Seat assembly techniques fall into two major categories, traditional assembly methods, in which fabric is affixed to the frame using Velcro, wire or other material, or more advanced bonding processes. The principal bonding technique involves our patented SureBond™ and DryBond™ processes, in which fabric is affixed to the underlying foam padding using adhesives. The SureBond™ and DryBond™ processes have several major advantages when compared to traditional methods, including design flexibility, increased quality, lower cost and improved acoustical performance over traditional bonding methods. The SureBond™ and DryBond™ processes, unlike alternative bonding processes, result in a more comfortable seat in which air circulates freely. Moreover, the SureBond™ and DryBond™ processes are reversible, so that improperly installed seat covers can be removed and properly installed with minimal materials cost. In addition, the SureBond™ and DryBond™ processes are not capital intensive when compared to competing bonding technologies.

      Inventory at each plant is kept at a minimum. Each component’s requirement is monitored on a daily basis. This allows the plant to minimize production space but also requires precise forecasts of the day’s output. Seats are assembled in modules, then tested and packaged for shipment. We operate a specially-designed trailer fleet that accommodates the off-loading of vehicle seats at the customers’ assembly plants.

      We obtain steel, aluminum and foam chemicals used in our seat systems from several producers under various supply arrangements. These materials are readily available. Leather, fabric and certain purchased components are generally purchased from various suppliers under contractual arrangements usually lasting no longer than one year. Some of the purchased components are obtained from our own customers.

      •  Electrical Distribution Systems and Electrical/ Electronic Products.  Electrical distribution systems are networks of wiring and associated control devices that route electrical power and signals throughout the vehicle. Wire harness assemblies consist of raw, coiled wire that is automatically cut to length and terminated. Individual circuits are then assembled together on a jig or table, inserted into connectors and wrapped or taped to form harness assemblies. Cell-based manufacturing techniques are extensively applied to manufacture products on a just-in-time basis. Materials are purchased, with the exception of a portion of the connectors that are produced in-house. The assembly process is labor intensive. Therefore, production is performed in low labor rate sites in Mexico, the Philippines, Europe and North Africa.

      Some of the principal components attached to the wiring harnesses that we manufacture include junction boxes, electronic control modules and switches. Junction boxes are manufactured in Europe and North America with a proprietary, capital intensive assembly process that utilizes specially produced printed circuit boards, purchased from selected suppliers. Custom designed switches are assembled from electrical, mechanical and decorated plastic parts purchased in the United States, Mexico and Europe using a combination of manual and automated assembly and test methods. Electronics modules are assembled using high-speed surface mount placement equipment in Europe and North America.

      We believe that technology trends will result in electronics and other products being combined to create multiplexed electrical distribution systems, smart junction boxes, mechatronic switches and integrated interior modules. We are well-positioned to take advantage of these trends.

      •  Flooring and Acoustics Systems. Currently, we produce carpet at our plant in Carlisle, Pennsylvania. Smaller “focused” facilities are dedicated to specific groups of customers and are strategically located near their production facilities. This proximity improves our responsiveness to our customers and the speed of product delivery, done on a just-in-time basis, to our customers’ assembly lines. Our manufacturing operations are complemented by our research and development efforts, which have led to the development of a number of proprietary products, such as our SonoTec EP™ recycling process, Maslite™, a lightweight proprietary material used in the production of accessory mats and as a vinyl floor alternative, and SonoTec Corweb™, a unique construction resulting in a lighter weight and acoustically-optimized system.

      •  Door Panels/ Headliners. We use numerous molding, bonding, trimming and finishing manufacturing processes in our door panel and headliner production. The wide variety of manufacturing processes helps us to satisfy a broad range of customers’ cost and functionality specifications. Our ability and experience in producing interior products for such a vast array of applications enhances our ability to provide total interior solutions to automotive manufacturers on a global basis. We employ many of the same just-in-time manufacturing principles used at our seat facilities.

      The core technologies used in our interior trim systems include injection molding, low-pressure injection molding, rotational molding, urethane foaming and compression molding of Wood- Stock™, a process which combines polypropylene and wood flour, glass-reinforced urethane and a proprietary headliner process. One element of our strategy is to focus on more complex, value-added integrated systems. We deliver these integrated systems at attractive prices to the customer because certain services such as design and engineering and sub-assembly are provided more cost efficiently by us. The principal purchased components for interior trim systems are polyethylene and polypropylene resins, which are generally purchased under long-term agreements and are available from multiple suppliers. We are continuing to develop recycling methods in light of future environmental requirements and conditions in order to maintain our competitive position in this segment.

      The combined pressures of cost reduction and fuel economy enhancement have caused automotive manufacturers to concentrate their efforts on developing and employing lower-cost, lighter materials. As a result, plastic content in cars and light trucks has grown significantly. Increasingly, automotive content requires large plastic injection-molded assemblies for both the interior and exterior. Plastics are now commonly used in such nonstructural components as interior and exterior trim, door panels, instrument panels, grills, bumpers, duct systems, taillights and fluid reservoirs. For interior trim applications, substitution of plastics for other materials is largely complete, and little growth through substitution is expected. However, further advances in injection molding technologies are improving the performance and appearance of parts molded in reinforced thermoplastics.

      •  Instrument Panels. Our in-house process capabilities for producing instrument panels include injection molding, vacuum forming and various finishing methods. Our foil and foam capabilities, in which molded vinyl is bonded to a plastic substrate using an expandable foam, are used throughout the world. The wide variety of manufacturing processes helps us to continue to meet customers’ cost and functionality specifications. We are continuing to develop recycling methods in light of future environmental requirements and conditions in order to reduce costs and increase our presence in this segment.

Customers

      We serve the worldwide automotive and light truck market, which produces over 55 million vehicles annually. Our automotive manufacturer customers currently include:

• BMW	• Daewoo	• DaimlerChrysler	• Fiat
• Ford	• Gaz	• General Motors	• Honda
• Hyundai	• Isuzu	• Jaguar	• Mahindra & Mahindra
• Mazda	• Mitsubishi	• Nissan	• Peugeot
• Porsche	• Renault	• Saab	• Subaru
• Suzuki	• Toyota	• Volkswagen	• Volvo

      During the year ended December 31, 2000, General Motors and Ford, the two largest automotive and light truck manufacturers in the world, including their affiliates, accounted for approximately 32% and 28%, respectively, of our net sales.

      During the past ten years, in the course of retooling and reconfiguring plants for new models and model changeovers, certain automotive manufacturers have eliminated the production of seat systems and other automotive interior systems and components from certain of their facilities, thereby committing themselves to purchasing these items from outside suppliers. During this period, we became a supplier of these products for a significant number of new models, many on a “just-in-time” basis.

      The purchase of seat systems and other automotive interior systems and components from full-service independent suppliers has allowed our customers to realize a competitive advantage as a result of:

•	a reduction in net overhead expenses and capital investment due to the availability of significant floor space for the expansion of other manufacturing operations;

•	the elimination of working capital and personnel costs associated with the production of interior systems by the automotive manufacturer;

•	a reduction in labor costs since suppliers like us generally have lower direct labor and benefit rates; and

•	a reduction in transaction costs by utilizing a limited number of sophisticated system suppliers instead of numerous individual component suppliers.

      In addition, we offer improved quality and on-going cost reductions to our customers through continuous, Lear-initiated design improvements.

      We maintain a “Customer Focus Group” for most of our major customers. This organizational structure consists of several dedicated groups, each of which is primarily focused on serving the needs of a single customer and supporting that customer’s programs and product development. Each “Customer Focus Group” interfaces with our “Product Focus Group” to provide all of the automotive interior systems and components that the customer needs, allowing that customer’s purchasing agents, engineers and designers to have a single point of contact for their total automotive interior needs.

      We receive blanket purchase orders from our customers that normally cover annual requirements for products to be supplied for a particular vehicle model. Such supply relationships typically extend over the life of the model, which is generally four to seven years, and do not require the purchase by the customer of any minimum number of products. Although such purchase orders may be terminated at any time, we do not believe that any of our customers have terminated a material purchase order prior to the end of the life of a model. Our primary risk is that an automotive manufacturer will produce fewer units of a model than anticipated. In order to reduce our reliance on any one model, we produce automotive interior systems and components for a broad cross-section of both new and more established models. Our sales for the year ended December 31, 2000 were comprised of the following vehicle categories: 42% light truck; 25% mid-size; 15% luxury/ sport; 14% compact; and 4% full-size.

      Because of the economic benefits inherent in outsourcing to suppliers and the costs associated with reversing a decision to purchase seat systems and other automotive interior systems and components from an outside supplier, we believe that automotive manufacturers’ commitment to purchasing seat systems and other automotive interior systems and components from outside suppliers, particularly on a “just-in-time” basis, will increase. However, under the contracts currently in effect in the United States and Canada between each of Ford, General Motors and DaimlerChrysler with the United Auto Workers (“UAW”) and the Canadian Auto Workers (“CAW”), in order for any of such automotive manufacturers to obtain from external sources components that it currently produces, it must first notify the UAW or the CAW of such intention. If the UAW or the CAW objects to the proposed outsourcing, some agreement will have to be reached between the UAW or the CAW and the automotive manufacturer. Factors that will normally be taken into account by the UAW, the CAW and the automotive manufacturer include:

•	whether the proposed new supplier is technologically more advanced than the automotive manufacturer;

•	whether the new supplier is unionized;

•	whether cost benefits exist; and

•	whether the automotive manufacturer will be able to reassign union members whose jobs are being displaced to other jobs within the same factories.

As part of our agreement with General Motors, we operate our Rochester Hills, Michigan facility with General Motors’ employees and reimburse General Motors for the wages of such employees on the basis of our employee wage structure. We enter into these arrangements to enhance our relationship with customers. As of March 17, 2000, the General Motors’ employees working at our Wentzville, Missouri facility under this agreement became Lear employees.

      Our contracts with our major customers generally provide for an annual productivity price reduction and provide for the recovery of increases in material and labor costs in some instances. Historically, cost reductions through design changes, increased productivity and similar programs with our suppliers have generally offset changes in selling prices, although no assurances can be given that we will be able to achieve such cost reductions in the future. Our cost structure is comprised of a high percentage of variable costs. We believe that this structure provides us with additional flexibility during economic cycles.

Marketing and Sales

      We market our products by maintaining strong customer relationships. We have developed these relationships over our 80 plus year history through:

•	extensive technical and product development capabilities;

•	reliable “just-in-time” delivery of high-quality products;

•	strong customer service;

•	innovative new products; and

•	a competitive cost structure.

Close personal communications with automotive manufacturers are an integral part of our marketing strategy. Recognizing this, we are organized into independent customer groups, each with the ability to focus on its customers and programs. By moving the decision-making process closer to the customer and by instilling a philosophy of “cooperative autonomy,” we are more responsive to, and have strengthened our relationships with, our customers. Automotive manufacturers have generally continued to reduce the number of their suppliers as part of a strategy to purchase automotive interior systems rather than individual components. This process favors suppliers with established ties to automotive manufacturers and the demonstrated ability to adapt to the new competitive environment in the automotive industry.

      Our sales are originated almost entirely by our sales staff. This marketing effort is augmented by design and manufacturing engineers who work closely with automotive manufacturers from the preliminary design to the manufacture and supply of automotive interior systems or components. Automotive manufacturers have increasingly looked to suppliers to assume responsibility for introducing product innovation, shortening the development cycle of new models, decreasing tooling investment and labor costs, reducing the number of costly design changes in the early phases of production and improving automotive interior comfort and functionality. Once we are engaged to develop the design for the automotive interior system or component of a specific vehicle model, we are also generally engaged to supply these items when the vehicle goes into production. We have devoted substantial resources toward improving our engineering and technical capabilities and developing advanced technology centers in the United States and in Europe. We have also developed full-scope engineering capabilities, including safety and functional testing, acoustics testing and comfort assessment. In addition, we have established numerous product engineering sites in close proximity to our automotive manufacturer customers to enhance customer relationships and design activity. Finally, we have implemented a program of dedicated teams consisting of seat system and automotive interior trim personnel who are able to meet all of a customer’s interior needs. These teams provide a single interface for our customers and help avoid duplication of sales and engineering efforts.

Technology

      Advanced technology development is conducted at our advanced technology center in Southfield, Michigan, under the group name “VisionWorks,” and at several worldwide product engineering centers. At these centers, we engineer our products to comply with applicable safety standards, meet quality and durability standards, respond to environmental conditions and conform to customer requirements. We also have state-of-the-art acoustics testing and instrumentation and data analysis capabilities.

      In order to effectively develop total automotive interior systems, it is necessary to integrate the engineering, research, design, development and validation of all interior subsystems. Our advanced technology center gives us the ability to integrate engineering, research, design, development and validation capabilities for all five interior systems at one location.

      We have dedicated, and will continue to dedicate, resources to research and development in order to maintain our position as a leading developer of technology in the automotive interior industry. Research and development costs incurred in connection with the development of new products and manufacturing methods, to the extent not recoverable from the customer, are charged to selling, general and administrative expenses as incurred. Such costs amounted to approximately $208.7 million, $181.2 million and $116.6 million for the years ended December 31, 2000, 1999 and 1998, respectively.

      We have developed a number of designs for innovative interior features which we have patented, all focused on increasing value to the customer. Examples include Lear’s proprietary “Common Architecture Strategy” allowing freedom of choice and configuration of interior components at mass production prices, the TransG™ aging baby-boomer vehicle interior, the OASys™ overhead audio system, the Revolution Seating™ system and the One-Step™ door and One-Step™ liftgate modules. In 2000, we introduced Intertronics™, a capability that shows tremendous potential to integrate electronic products with vehicle interior systems. Intertronics products and technologies are grouped into three categories: Interior Control Systems, Wireless Systems and Electronic and Electrical Distribution Systems, and include smart junction boxes, advanced electronic products and switches and remote keyless entry systems. In May 2000, we opened the Intertronics Innovation Center as our LEED facility in Dearborn to confirm its commitment to growing this business. In addition, we incorporate many convenience, comfort and safety features into our interior designs, including advanced whiplash concepts, lifestyle vehicle interior storage systems, overhead integrated modules, seat integrated restraint systems (3-point and 4-point belt systems integrated into seats), side impact air bags, child restraint seats and integrated IP air-bag systems. We continually invest in our computer-aided-engineering-design and computer-aided-manufacturing systems. Recent enhancements to these systems include advanced acoustic modeling and analysis capabilities and the enhancement of our Virtual Technology Division (VTD) web site allowing customer telecommunications and the direct exchange of engineering data and information with other worldwide divisions.

      We have created brand identities, which highlight products for our customers. The ProTec™ brand identifies products optimized for interior safety; the SonoTec™ brand identifies products optimized for interior acoustics; and the EnviroTec™ brand identifies environmentally friendly products.

      We have virtually all technologies and manufacturing processes available for automotive interior trim and under-the-hood applications. These processes include, among other things, high and low pressure injection molding, vacuum forming, blow molding, soft foam molding, heat staking, water jet cutting, vibration welding, ultrasonic welding and robotic painting. This wide range of capabilities allows us to assist our customers in selecting the technologies that are the most cost effective for each application. Combined with our design and engineering capabilities and our state-of-the-art technology and engineering centers, we provide comprehensive support to our automotive manufacturer customers from product development to production.

      We own one of the few proprietary-design acoustical testing chambers with an integrated four-wheel dynamometer capable of precision acoustics testing of front, rear and four-wheel drive vehicles. Together with our custom-designed reverberation room, computer-controlled data acquisition and analysis capabilities provide precisely controlled laboratory testing conditions for sophisticated interior and exterior noise, vibration and harshness testing of parts, materials and systems, including powertrain, exhaust and suspension components.

      We hold a number of mechanical and design patents covering our products and have numerous applications for patents currently pending. In addition, we hold several trademarks relating to various manufacturing processes. We also license selected technologies to automotive manufacturers and other seating manufacturers. We continually strive to identify and implement new technologies for use in the design and development of our products.

Joint Ventures and Minority Interests

      We pursue attractive joint ventures in order to assist our entry into new markets, facilitate the exchange of technical information, expand our product offerings and broaden our customer base. We currently have thirty-seven joint ventures located in seventeen countries. Eighteen of these joint ventures are consolidated, seventeen are accounted for using the equity method of accounting and two are accounted for using the cost method of accounting. In May 2000, we formed a joint venture with Motorola, Inc. to design integrated interior systems for Ford. In November 2000, we formed Total Interior Systems — America, a joint venture with Takashimaya Nippatsu Kogyo Co. Ltd. to supply seat systems for the Sienna minivan, our first seat contract with Toyota for production in North America.

Competition

      We are the leading supplier of automotive interior products with manufacturing capabilities in all five automotive interior product groups: seat systems; flooring and acoustic systems; door panels; instrument panels; and headliners. Within each segment, we compete with a variety of independent suppliers and automotive manufacturer in-house operations, primarily on the basis of cost, product quality and service. Set forth below is a summary of our primary independent competitors.

•	Seat Systems. We are one of two primary independent suppliers in the outsourced North American seat systems market. Our main independent competitor in North America is Johnson Controls, Inc. Our major independent competitors in Western Europe are Johnson Controls, Inc. and Faurecia (headquartered in France).

•	Electrical Distribution Systems and Electrical/ Electronic Products. We are one of the leading independent suppliers of automotive electrical distribution systems in North America and Europe. Our major competitors in the electrical distribution systems market include Delphi, Yazaki and Sumitomo. The automotive electrical/electronic products industry remains highly fragmented. Other participants in this industry include Eaton, Tokai Rika, Kostal, Methode, Pollack, Cherry, Niles, Omron and others.

•	Flooring and Acoustic Systems. We are one of the three primary independent suppliers in the outsourced North American flooring and acoustic systems market. Our primary independent competitors are Collins & Aikman Corp. and the Magee Carpet Company. Our major independent competitors in Western Europe include Faurecia, Magna, Radici, Borgers, Rieter Automotive and Treves.

•	Other Interior Systems and Components. Our major independent competitors in the headliner, door panel and instrument panel segments include Johnson Controls, Inc., Magna International, Inc., Textron, Inc., Delphi, Visteon, Faurecia and a large number of smaller operations.

Seasonality

      Our principal operations are directly related to the automotive industry. Consequently, we may experience seasonal fluctuation to the extent automotive vehicle production slows, such as in the summer months when plants close for model year changeovers and vacation. Historically, our sales and operating profit have been the strongest in the second and fourth calendar quarters.

      Our cost structure is comprised of a high percentage of variable costs. This structure provides us with additional flexibility during economic cycles.

Employees

      As of June 30, 2001, we employed approximately 33,000 people in the United States and Canada, 35,000 in Mexico, 30,000 in Europe and 13,000 in other regions of the world. A substantial number of our employees are members of unions. We have collective bargaining agreements with several unions including: the UAW; the CAW; UNITE; the International Brotherhood of Teamsters, Chauffeurs, Warehousemen and Helpers of America; and the International Association of Machinists and Aerospace Workers. Virtually all of our unionized facilities in the United States and Canada have a separate contract with the union which represents the workers employed there, with each such contract having an expiration date independent of our other labor contracts. The majority of our European and Mexican employees are members of industrial trade union organizations and confederations within their respective countries. Many of these organizations and confederations operate under national contracts which are not specific to any one employer. We have occasionally experienced labor disputes at our plants, none of which has significantly disrupted production or had a material adverse effect on our operations. We have been able to resolve all such labor disputes and believe our relations with our employees are generally good. In addition, as part of our long-term agreements with General Motors, we currently operate one facility with approximately 400 General Motors’ employees and reimburse General Motors for the wages of such employees on the basis of our wage structure.

Properties

      As of June 30, 2001, our operations were conducted through 334 facilities, some of which are used for multiple purposes, including 166 production/ manufacturing sites, 55 JIT sites, 42 administrative/ technical support sites, 7 assembly sites, 5 advanced technology centers and 5 distribution centers, in 32 countries. Our world headquarters is located in Southfield, Michigan. Our facilities range in size up to 1,016,000 square feet.

      No facility is materially underutilized. Of the 334 facilities, which include facilities owned by our less than majority-owned affiliates, 174 are owned and 160 are leased with expiration dates ranging from 2001 through 2021. We believe substantially all of our property and equipment is in good condition and that we have sufficient capacity to meet our current and expected manufacturing and distribution needs. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Financial Condition — Cash Flow.”

United States Federal Income Tax Considerations

       The following general discussion summarizes the material U.S. federal income tax aspects of the exchange offer to holders of original securities. The discussion is for general information purposes only, is limited to U.S. federal income tax consequences of the exchange offer, and does not consider the aspects of the ownership and dispositions of the original securities or exchanged securities. A discussion of the U.S. federal income tax consequences of holding and disposing of the securities is contained in the offering material with respect to the original securities.

      This discussion does not consider the impact, if any, of the holder’s personal circumstances on the tax consequences of the exchange offer to such holder. The discussion also does not address the U.S. federal income tax consequences of holders subject to special treatment under U.S. federal income tax laws, such as dealers in securities or foreign currency, tax-exempt entities, banks, thrifts, insurance companies, persons that hold the outstanding notes as part of a straddle, a hedge against currency risk, a conversion transaction, or other risk reduction transactions, or persons that have a functional currency other than the U.S. dollar and investors in pass-through entities. In addition, this discussion does not describe any state, local, or foreign tax consequences from the exchange.

      This discussion is based upon the Internal Revenue Code, existing and proposed regulations thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions now in effect, all of which are subject to change, possibly on a retroactive basis. The discussion herein does not foreclose the possibility of a contrary decision by the IRS or a court of competent jurisdiction, or of a contrary position by the IRS or Treasury Department in regulations or rulings issued in the future.

      Holders of original securities should consult their own tax advisors regarding the application of U.S. federal income tax laws, as well as the tax laws of any state, local, or foreign jurisdiction, to the exchange offer (and to holding and disposing of the securities) in light of their particular circumstances.

      Subject to the foregoing, the exchange of original securities for the exchanged securities under the terms of the exchange offer will not constitute a taxable exchange. As a result, (1) a holder will not recognize taxable gain or loss as result of exchanging original securities for the exchanged securities under the terms of the exchange offer, (2) the holder’s holding period of the exchanged securities will include the holding period of the original securities exchanged for the exchanged securities, and (3) a holder’s adjusted tax basis in the exchanged securities will be the same as the adjusted tax basis, immediately before the exchange, of the original securities exchanged for the exchanged securities.

Plan of Distribution

       Each broker-dealer that receives exchange securities for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange securities. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange securities received in exchange for original securities where such original securities were acquired as a result of market-making activities or other trading activities. Lear has agreed that, for a period of 180 days after the expiration date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

      Lear will not receive any proceeds from any sale of exchange securities by broker-dealers. Exchange securities received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange securities, or through a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices, or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange securities. Any broker-dealer that resells exchange securities that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange securities may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange securities and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      Lear has agreed, for a period of 180 days after the expiration date to promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. Lear has also agreed to pay all expenses incident to the exchange offer and will indemnify the holders of the securities, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act to the extent they arise out of or are based upon:

(1) any untrue statement or alleged untrue statement of a material fact contained in the registration statement or prospectus, or

(2) an omission or alleged omission to state in the registration statement or the prospectus a material fact that is necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

      This indemnification obligation does not extend to statements or omissions in the registration statement or prospectus made in reliance upon and in conformity with written information pertaining to the holder that is furnished to Lear by or on behalf of the holder.

General Listing Information

       1.  Application has been made to list the exchange notes on the Luxembourg Stock Exchange. Our Restated Certificate of Incorporation and Bylaws and a legal notice relating to the issue of the exchange notes have been deposited with the Chief Registrar of the District Court of Luxembourg (Greffier en Chef du Tribunal d’Arrondissement de et a Luxembourg) where copies may be obtained on request.

      2.  We have obtained all consents, approvals and authorizations (if any) which are necessary at the date of this prospectus in connection with the issue and performance of the exchange notes. Our board of directors has authorized issuance of the exchange notes and circulation of this prospectus pursuant to resolutions adopted on February 15, 2001.

      3.  As of the date of this prospectus, we are not involved in any legal, litigation or arbitration proceedings (including any such proceedings which are pending or threatened of which we are aware) which are material in the context of the issue of the exchange notes.

      4.  Throughout the term of the exchange notes, copies of our Restated Certificate of Incorporation, Bylaws and the indenture (incorporating forms of the global notes) may be inspected and our most recent quarterly and annual financial statements may be obtained free of charge at the office of Kredietbank S.A. Luxembourgeoise, the paying agent in Luxembourg.

      5.  Except as disclosed in this prospectus, as of the date of this prospectus, there has been no material adverse change in our consolidated financial position since December 31, 2000.

      6.  We expect the exchange notes will be accepted for clearance by Clearstream Banking S.A. and by Euroclear Bank S.A./N.V. as operator of the Euroclear System. The exchange notes will have a new common code and a new International Securities Identification Number.

Where You Can Find More Information

       We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect and copy such material at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Securities and Exchange Commission’s regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. You may also obtain copies of such material from the Securities and Exchange Commission at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, reports, proxy statements and other information concerning Lear can be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, where Lear’s common stock is listed.

      Please call the Securities and Exchange Commission at 1-800-SEC-0330 for more information on the public reference rooms. You can also find our Securities and Exchange Commission filings at the Securities and Exchange Commission’s website at http://www.sec.gov.

Legal Matters

       Winston & Strawn, New York, New York, will pass upon certain legal matters relating to the validity of the issuance of the exchange securities offered hereby.

Experts

       The audited financial statements and schedule of Lear as of December 31, 2000 and 1999, and for each of the years in the three year period ended December 31, 2000, incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

      The financial statements of the Seating Business formerly of the Delphi Interior Systems Division of Delphi Automotive Systems Corporation as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, incorporated by reference in this prospectus from Lear’s Current Report on Form 8-K/A dated September 1, 1998 have been audited by Deloitte and Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Lear Corporation

€250,000,000 8 1/8% SENIOR NOTES DUE 2008

PROSPECTUS

        , 2001

PART II

Information Not Required in Prospectus

Item 20.  Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action. In an action brought to obtain a judgment in the corporation’s favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorney’s fees, actually and reasonably incurred in connection with the defense or settlement of such action, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no such person shall have been adjudged liable to the corporation except as claim was brought. In any type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses.

      The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. The statute contains additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (1) by a majority vote of a quorum of disinterested members of the board of directors, (2) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (3) by the stockholders.

      The Certificate of Incorporation and Bylaws of Lear and each of the subsidiary guarantors require Lear or such subsidiary guarantor, as the case may be, to indemnify its directors to the fullest extent permitted under Delaware law. Pursuant to employment agreements entered into by Lear with certain of its executive officers and other key employees, Lear must indemnify such officers and employees in the same manner and to the same extent that, Lear is required to indemnify its directors under the Lear’s Bylaws. The Certificate of Incorporation of Lear and each of the subsidiary guarantors limits the personal liability of a director to the corporation or its stockholders to damages for breach of the director’s fiduciary duty.

      Lear has purchased insurance on behalf of its directors and officers against certain liabilities that may be asserted against, or incurred by, such persons in their capacities as directors or officers of the registrant, or that may arise out of their status as directors or officers of the registrant, including liabilities under the federal and state securities laws.

Item 21.  Exhibits and Financial Data Schedules.

      (A)  Exhibits

      The following is a list of all the exhibits filed as part of the Registration Statement.

Exhibit
Number	Exhibit

3.1	Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 30, 1996).
3.2	Amended and Restated By-laws of the Company (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K dated August 16, 2001).
3.3	Certificate of Incorporation of Lear Operations Corporation (incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form S-4 filed on June 22, 1999).
3.4	By-laws of Lear Operations Corporation (incorporated by reference to Exhibit 3.4 to the Company’s Registration Statement on Form S-4 filed on June 22, 1999).
3.5	Certificate of Incorporation of Lear Corporation Automotive Holdings (incorporated by reference to Exhibit 3.5 to the Company’s Registration Statement on Form S-4 filed on June 22, 1999).
3.6	By-laws of Lear Corporation Automotive Holdings (incorporated by reference to Exhibit 3.6 to the Company’s Registration Statement on Form S-4 filed on June 22, 1999).
**3.7	Certificate of Incorporation of Lear Corporation EEDS and Interiors.
**3.8	By-laws of Lear Corporation EEDS and Interiors.
**3.9	Certificate of Incorporation of Lear Seating Holdings Corp. #50.
**3.10	By-laws of Lear Seating Holdings Corp. #50.
4.1	Indenture dated as of July 1, 1996 by and between the Company and the Bank of New York, as trustee, relating to the 9 1/2% Subordinated Notes due 2006 (incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 28, 1996).
4.2	Indenture dated as of February 1, 1994 by and between Lear and The First National Bank of Boston, as Trustee, relating to the 8 1/4% Subordinated Notes (incorporated by reference to Exhibit 4.1 to the Company’s Transition Report on Form 10-K filed on March 31, 1994).
4.3	Indenture dated as of May 15, 1999, by and among Lear Corporation as Issuer, the Guarantors party thereto from time to time and the Bank of New York as Trustee (incorporated by reference to Exhibit 10.8 to the Company’s Quarterly Report on Form 10-Q for the quarter ended April 3, 1999).
4.4	Supplemental Indenture No. 1 to Indenture dated as of May 15, 1999, by and among Lear Corporation as Issuer, the Guarantors party thereto, from time to time and the Bank of New York as Trustee (incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 1, 2000).
**4.5	Indenture dated as of March 20, 2001 by and among Lear Corporation as Issuer, the Guarantors party thereto from time to time and the Bank of New York as Trustee, relating to the 8 1/8% Senior Notes due 2008, including the form of exchange note attached thereto.
**5.1	Opinion of Winston & Strawn.
**10.1	Third Amended and Restated Credit and Guarantee Agreement, dated as of March 26, 2001, among Lear Corporation, Lear Canada, the Foreign Subsidiary Borrowers (as defined therein), the Lenders Party thereto, Bank of America, N.A., Citibank, N.A. and Deutsche Banc Alex Brown Inc., as Syndication Agent, The Bank of Nova Scotia, as Documentation Agent and Canadian Administrative Agent, The Other Agents Named in Schedule IX thereto and The Chase Manhattan Bank, as General Administrative Agent.

Exhibit
Number	Exhibit

**10.2	Amended and Restated Revolving Credit and Term Loan Agreement, dated as of March 26, 2001, among Lear Corporation, the Foreign Subsidiary Borrowers (as defined therein), the Lenders party thereto, Citicorp USA, Inc. as Syndication Agent, Toronto Dominion (Texas), Inc., as Documentation Agent the Other Agents Named in Schedule IX thereto and Chase Manhattan Bank, as Administrative Agent.
10.3	Employment Agreement dated July 5, 2000 between the Company and Kenneth L. Way (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 1, 2000).
10.4	Employment Agreement dated July 5, 2000 between the Company and Robert E. Rossiter (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 1, 2000).
10.5	Employment Agreement dated July 5, 2000 between the Company and James H. Vandenberghe (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 1, 2000).
10.6	Employment Agreement dated July 5, 2000 between the Company and Donald J. Stebbins (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 1, 2000).
10.7	Employment Agreement dated July 5, 2000 between the Company and Douglas G. DelGrosso (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 1, 2000).
10.8	Lear’s 1992 Stock Option Plan (incorporated by reference to Exhibit 10.7 to the Company’s Annual Report on Form 10-K for the year ended June 30, 1993).
10.9	Amendment to Lear’s 1992 Stock Option Plan (incorporated by reference to Exhibit 10.26 to the Company’s Transition Report on Form 10-K filed on March 31, 1994).
10.10	Lear’s 1994 Stock Option Plan (incorporated by reference to Exhibit 10.27 to the Company’s Transition Report on Form 10-K filed on March 31, 1994).
10.11	Masland Corporation 1993 Stock Option Incentive Plan (incorporated by reference to Exhibit 99.5 to the Company’s Current Report on Form 8-K dated June 27, 1995).
10.12	Lear’s Supplemental Executive Retirement Plan, dated as of January 1, 1995 (incorporated by reference to Exhibit 10.28 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1994).
10.13	Lear Corporation 1996 Stock Option Plan, as amended and restated (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 28, 1997)
10.14	Lear Corporation Long-Term Stock Incentive Plan, as amended and restated (incorporated by reference to Exhibit 10.2 to the Company’s quarterly Report on Form 10Q for the quarter ended June 28, 1997).
10.15	Lear Corporation Outside Directors Compensation Plan, as amended and restated (incorporated by reference to Exhibit 10.3 to the Company’s quarterly Report on Form 10-Q for the quarter ended June 28, 1997).
10.16	Form of the Lear Corporation Long-Term Stock Incentive Plan Deferral and Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.29 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1997).
10.17	Form of the Lear Corporation 1996 Stock Option Plan Stock Option Agreement (incorporated by reference to Exhibit 10.30 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1997).

Exhibit
Number	Exhibit

10.18	Restricted Property Agreement dated as of December 17, 1997 between the Company and Robert E. Rossiter (incorporated by reference to Exhibit 10.29 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1997).
10.19	Lear Corporation 1992 Stock Option Plan, 3rd amendment dated March 14, 1997 (incorporated by reference to Exhibit 10.30 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1997).
10.20	Lear Corporation 1992 Stock Option plan, 4th amendment dated August 4, 1997 (incorporated by reference to Exhibit 10.31 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1997).
10.21	Lear Corporation 1994 Stock Option Plan, Second Amendment effective January 1, 1996 (incorporated by reference to Exhibit 10.28 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998).
10.22	Lear Corporation 1994 Stock Option Plan, Third Amendment effective March 14, 1997 (incorporated by reference to Exhibit 10.29 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998).
10.23	Lear Corporation Long-Term Stock Incentive Plan, Third Amendment effective February 26, 1998 (incorporated by reference to Exhibit 10.30 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998).
10.24	The Master Sale and Purchase Agreement between General Motors Corporation and the Company, dated August 31, 1998, relating to the sale and purchase of the world-wide seating business operated by The Delphi Interior & Lighting System Division of General Motors Corporation’s Delphi Automotive Systems business sector (incorporated by reference to Exhibit 10.31 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998).
10.25	Stock Purchase Agreement dated as of March 16, 1999, by and between Nevada Bond Investment Corp. II and Lear Corporation (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K dated March 16, 1999).
10.26	Stock Purchase Agreement dated as of May 7, 1999, between Lear Corporation and Johnson Electric Holdings Limited (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated May 7, 1999).
**10.27	Purchase Agreement, dated as of March 15, 2001, among Lear Corporation, Lear Operations Corporation, Lear Corporation Automotive Holdings, Lear Corporation EEDS and Interiors, Lear Seating Holdings Corp. #50, and Salomon Brothers International Limited, Deutsche Bank AG, Lehman Brothers International (Europe), Credit Suisse First Boston (Europe) Limited, Merrill Lynch International, Chase Securities Inc., Bank of America International Limited, BNP Paribas Securities Corp., Mizuho International plc, Scotia Capital (USA) Inc., and TD Securities Limited.
10.28	Rights Agreement dated as of March 1, 2000, between the Company and the Bank of New York (incorporated by reference to the Company’s Registration Statement on Form 8-A filed March 2, 2000.)
**10.29	Registration Rights Agreement, dated as of March 20, 2001, among Lear Corporation, Lear Operations Corporation, Lear Corporation Automotive Holdings, Lear Corporation EEDS and Interiors, Lear Seating Holdings Corp. #50 and Salomon Brothers International Limited, Deutsche Bank AG, Credit Suisse First Boston (Europe) Limited, Chase Securities Inc., Lehman Brothers International (Europe), Merrill Lynch International, Bank of America International Limited, BNP Paribas Securities Corp., Mizuho International PLC, Scotia Capital (USA) Inc. and TD Securities Limited.
**11.1	Computation of net income per share.

Exhibit
Number	Exhibit

**12.1	Statement re: computation of ratios.
21.1	List of subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000).
*23.1	Consent of Arthur Andersen LLP.
*23.2	Consent of Deloitte and Touche LLP.
**23.3	Consent of Winston & Strawn (included in Exhibit 5.1).
**23.4	Powers of Attorney (included on the signature pages thereof).
**25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 on Form T-1 of The Bank of New York as Trustee under the Indenture.
**99.1	Form of Letter of Transmittal.
**99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
**99.3	Form of Letter to Clients.

*	Filed herewith.
**	Previously filed.

      (B)  Financial Statement Schedules

      Schedules are omitted since the information required to be submitted has been included in the Supplemental Consolidated Financial Statements of Lear or the notes thereto, or the required information is not applicable.

Item 22.  Undertakings

      The Registrant hereby undertakes:

      (1)  to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2)  that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3)  to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4)  to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (5)  to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

      (6)  that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Lear Corporation has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on the 26th day of September, 2001.

Lear Corporation

By:	/s/ ROBERT E. ROSSITER

Robert E. Rossiter
President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

* Kenneth L. Way	Chairman of the Board	September 26, 2001
/s/ ROBERT E. ROSSITER Robert E. Rossiter	President and Chief Executive Officer and Director	September 26, 2001
/s/ JAMES H. VANDENBERGHE James H. Vandenberghe	Vice Chairman (chief financial officer)	September 26, 2001
/s/ DAVID C. WAJSGRAS David C. Wajsgras	Vice President and Corporate Controller	September 26, 2001
* David Bing	Director	September 26, 2001
* Larry W. McCurdy	Director	September 26, 2001
* Irma B. Elder	Director	September 26, 2001
* Roy E. Parrott	Director	September 26, 2001
* Robert W. Shower	Director	September 26, 2001

Signature	Title	Date

* David P. Spalding	Director	September 26, 2001
* James A. Stern	Director	September 26, 2001

*By /s/ DONALD J. STEBBINS Donald J. Stebbins Attorney-in-fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Lear Operations Corporation has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on the 26th day of September, 2001.

Lear Operations Corporation

By:	/s/ JOSEPH F. MCCARTHY

Joseph F. McCarthy
Vice President, Secretary and
General Counsel

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

* Kenneth L. Way	Chairman of the Board and Chief Executive Officer	September 26, 2001

* James H. Vandenberghe	Executive Vice President, Chief Financial Officer and Director	September 26, 2001

/s/ JOSEPH F. MCCARTHY Joseph F. McCarthy	Vice President, Secretary, General Counsel and Director	September 26, 2001

*By /s/ JOSEPH F. MCCARTHY Joseph F. McCarthy Attorney-in-fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Lear Corporation Automotive Holdings, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on the 26th day of September, 2001.

Lear Corporation Automotive Holdings

By:	/s/ JOSEPH F. MCCARTHY

Joseph F. McCarthy
Vice President and Secretary

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

* James H. Vandenberghe	President and Director	September 26, 2001

/s/ DONALD J. STEBBINS Donald J. Stebbins	Vice President, Chief Financial Officer, Assistant Secretary and Director	September 26, 2001

/s/ JOSEPH F. MCCARTHY Joseph F. McCarthy	Vice President, Secretary and Director	September 26, 2001

* Douglas G. DelGrosso	Vice President and Director	September 26, 2001

*By /s/ JOSEPH F. MCCARTHY Joseph F. McCarthy Attorney-in-fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Lear Corporation EEDS and Interiors, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on the 26th day of September, 2001.

Lear Corporation EEDS and Interiors

By:	/s/ JOSEPH F. MCCARTHY

Joseph F. McCarthy
Vice President and Secretary

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

* James H. Vandenberghe	President and Director	September 26, 2001

/s/ DONALD J. STEBBINS Donald J. Stebbins	Vice President, Chief Financial Officer, Assistant Secretary and Director	September 26, 2001

/s/ JOSEPH F. MCCARTHY Joseph F. McCarthy	Vice President, Secretary and Director	September 26, 2001

* Douglas G. DelGrosso	Vice President and Director	September 26, 2001

*By /s/ JOSEPH F. MCCARTHY Joseph F. McCarthy Attorney-in-fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Lear Seating Holdings Corp. #50, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on the 26th day of September, 2001.

Lear Seating Holdings Corp. #50

By:	/s/ JOSEPH F. MCCARTHY _______________________________________ Joseph F. McCarthy Secretary and General Counsel

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

* James H. Vandenberghe	President and Director	September 26, 2001

/s/ DONALD J. STEBBINS Donald J. Stebbins	Vice President and Director	September 26, 2001

/s/ JOSEPH F. MCCARTHY Joseph F. McCarthy	Secretary, General Counsel and Director	September 26, 2001

*By /s/ JOSEPH F. MCCARTHY

Joseph F. McCarthy Attorney-in-fact

EXHIBIT INDEX

Exhibit
Number	Exhibit

3.1	Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 30, 1996).
3.2	Amended and Restated By-laws of the Company (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K dated August 16, 2001).
3.3	Certificate of Incorporation of Lear Operations Corporation (incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form S-4 filed on June 22, 1999).
3.4	By-laws of Lear Operations Corporation (incorporated by reference to Exhibit 3.4 to the Company’s Registration Statement on Form S-4 filed on June 22, 1999).
3.5	Certificate of Incorporation of Lear Corporation Automotive Holdings (incorporated by reference to Exhibit 3.5 to the Company’s Registration Statement on Form S-4 filed on June 22, 1999).
3.6	By-laws of Lear Corporation Automotive Holdings (incorporated by reference to Exhibit 3.6 to the Company’s Registration Statement on Form S-4 filed on June 22, 1999).
**3.7	Certificate of Incorporation of Lear Corporation EEDS and Interiors.
**3.8	By-laws of Lear Corporation EEDS and Interiors.
**3.9	Certificate of Incorporation of Lear Seating Holdings Corp. #50.
**3.10	By-laws of Lear Seating Holdings Corp. #50.
4.1	Indenture dated as of July 1, 1996 by and between the Company and the Bank of New York, as trustee, relating to the 9 1/2% Subordinated Notes due 2006 (incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 28, 1996).
4.2	Indenture dated as of February 1, 1994 by and between Lear and The First National Bank of Boston, as Trustee, relating to the 8 1/4% Subordinated Notes (incorporated by reference to Exhibit 4.1 to the Company’s Transition Report on Form 10-K filed on March 31, 1994).
4.3	Indenture dated as of May 15, 1999, by and among Lear Corporation as Issuer, the Guarantors party thereto from time to time and the Bank of New York as Trustee (incorporated by reference to Exhibit 10.8 to the Company’s Quarterly Report on Form 10-Q for the quarter ended April 3, 1999).
4.4	Supplemental Indenture No. 1 to Indenture dated as of May 15, 1999, by and among Lear Corporation as Issuer, the Guarantors party thereto, from time to time and the Bank of New York as Trustee (incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 1, 2000).
**4.5	Indenture dated as of March 20, 2001 by and among Lear Corporation as Issuer, the Guarantors party thereto from time to time and the Bank of New York as Trustee, relating to the 8 1/8% Senior Notes due 2008, including the form of exchange note attached thereto.
**5.1	Opinion of Winston & Strawn.
**10.1	Third Amended and Restated Credit and Guarantee Agreement, dated as of March 26, 2001, among Lear Corporation, Lear Canada, the Foreign Subsidiary Borrowers (as defined therein), the Lenders Party thereto, Bank of America, N.A., Citibank, N.A. and Deutsche Banc Alex Brown Inc., as Syndication Agent, The Bank of Nova Scotia, as Documentation Agent and Canadian Administrative Agent, The Other Agents Named in Schedule IX thereto and The Chase Manhattan Bank, as General Administrative Agent.

Exhibit
Number	Exhibit

**10.2	Amended and Restated Revolving Credit and Term Loan Agreement, dated as of March 26, 2001, among Lear Corporation, the Foreign Subsidiary Borrowers (as defined therein), the Lenders party thereto, Citicorp USA, Inc. as Syndication Agent, Toronto Dominion (Texas), Inc., as Documentation Agent the Other Agents Named in Schedule IX thereto and Chase Manhattan Bank, as Administrative Agent.
10.3	Employment Agreement dated July 5, 2000 between the Company and Kenneth L. Way (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 1, 2000).
10.4	Employment Agreement dated July 5, 2000 between the Company and Robert E. Rossiter (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 1, 2000).
10.5	Employment Agreement dated July 5, 2000 between the Company and James H. Vandenberghe (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 1, 2000).
10.6	Employment Agreement dated July 5, 2000 between the Company and Donald J. Stebbins (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 1, 2000).
10.7	Employment Agreement dated July 5, 2000 between the Company and Douglas G. DelGrosso (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 1, 2000).
10.8	Lear’s 1992 Stock Option Plan (incorporated by reference to Exhibit 10.7 to the Company’s Annual Report on Form 10-K for the year ended June 30, 1993).
10.9	Amendment to Lear’s 1992 Stock Option Plan (incorporated by reference to Exhibit 10.26 to the Company’s Transition Report on Form 10-K filed on March 31, 1994).
10.10	Lear’s 1994 Stock Option Plan (incorporated by reference to Exhibit 10.27 to the Company’s Transition Report on Form 10-K filed on March 31, 1994).
10.11	Masland Corporation 1993 Stock Option Incentive Plan (incorporated by reference to Exhibit 99.5 to the Company’s Current Report on Form 8-K dated June 27, 1995).
10.12	Lear’s Supplemental Executive Retirement Plan, dated as of January 1, 1995 (incorporated by reference to Exhibit 10.28 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1994).
10.13	Lear Corporation 1996 Stock Option Plan, as amended and restated (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 28, 1997)
10.14	Lear Corporation Long-Term Stock Incentive Plan, as amended and restated (incorporated by reference to Exhibit 10.2 to the Company’s quarterly Report on Form 10Q for the quarter ended June 28, 1997).
10.15	Lear Corporation Outside Directors Compensation Plan, as amended and restated (incorporated by reference to Exhibit 10.3 to the Company’s quarterly Report on Form 10-Q for the quarter ended June 28, 1997).
10.16	Form of the Lear Corporation Long-Term Stock Incentive Plan Deferral and Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.29 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1997).
10.17	Form of the Lear Corporation 1996 Stock Option Plan Stock Option Agreement (incorporated by reference to Exhibit 10.30 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1997).

Exhibit
Number	Exhibit

10.18	Restricted Property Agreement dated as of December 17, 1997 between the Company and Robert E. Rossiter (incorporated by reference to Exhibit 10.29 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1997).
10.19	Lear Corporation 1992 Stock Option Plan, 3rd amendment dated March 14, 1997 (incorporated by reference to Exhibit 10.30 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1997).
10.20	Lear Corporation 1992 Stock Option plan, 4th amendment dated August 4, 1997 (incorporated by reference to Exhibit 10.31 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1997).
10.21	Lear Corporation 1994 Stock Option Plan, Second Amendment effective January 1, 1996 (incorporated by reference to Exhibit 10.28 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998).
10.22	Lear Corporation 1994 Stock Option Plan, Third Amendment effective March 14, 1997 (incorporated by reference to Exhibit 10.29 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998).
10.23	Lear Corporation Long-Term Stock Incentive Plan, Third Amendment effective February 26, 1998 (incorporated by reference to Exhibit 10.30 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998).
10.24	The Master Sale and Purchase Agreement between General Motors Corporation and the Company, dated August 31, 1998, relating to the sale and purchase of the world-wide seating business operated by The Delphi Interior & Lighting System Division of General Motors Corporation’s Delphi Automotive Systems business sector (incorporated by reference to Exhibit 10.31 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998).
10.25	Stock Purchase Agreement dated as of March 16, 1999, by and between Nevada Bond Investment Corp. II and Lear Corporation (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K dated March 16, 1999).
10.26	Stock Purchase Agreement dated as of May 7, 1999, between Lear Corporation and Johnson Electric Holdings Limited (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated May 7, 1999).
**10.27	Purchase Agreement, dated as of March 15, 2001, among Lear Corporation, Lear Operations Corporation, Lear Corporation Automotive Holdings, Lear Corporation EEDS and Interiors, Lear Seating Holdings Corp. #50, and Salomon Brothers International Limited, Deutsche Bank AG, Lehman Brothers International (Europe), Credit Suisse First Boston (Europe) Limited, Merrill Lynch International, Chase Securities Inc., Bank of America International Limited, BNP Paribas Securities Corp., Mizuho International plc, Scotia Capital (USA) Inc., and TD Securities Limited.
10.28	Rights Agreement dated as of March 1, 2000, between the Company and the Bank of New York (incorporated by reference to the Company’s Registration Statement on Form 8-A filed March 2, 2000.)
**10.29	Registration Rights Agreement, dated as of March 20, 2001, among Lear Corporation, Lear Operations Corporation, Lear Corporation Automotive Holdings, Lear Corporation EEDS and Interiors, Lear Seating Holdings Corp. #50 and Salomon Brothers International Limited, Deutsche Bank AG, Credit Suisse First Boston (Europe) Limited, Chase Securities Inc., Lehman Brothers International (Europe), Merrill Lynch International, Bank of America International Limited, BNP Paribas Securities Corp., Mizuho International PLC, Scotia Capital (USA) Inc. and TD Securities Limited.
**11.1	Computation of net income per share.

Exhibit
Number	Exhibit

**12.1	Statement re: computation of ratios
21.1	List of subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to the Company’s Form 10-K for the fiscal year ended December 31, 2000).
*23.1	Consent of Arthur Andersen LLP.
*23.2	Consent of Deloitte and Touche LLP.
**23.3	Consent of Winston & Strawn (included in Exhibit 5.1).
**23.4	Powers of Attorney (included on the signature pages thereof).
**25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 on Form T-1 of The Bank of New York as Trustee under the Indenture.
**99.1	Form of Letter of Transmittal.
**99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
**99.3	Form of Letter to Clients.

*	Filed herewith.

**	Previously filed.